UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MAMAMANCINI’S HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-54954	27-0607116
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

25 Branca Road, East Rutherford, NJ (Address of Principal Executive Offices)	07073 (Zip Code)

Registrant’s telephone number, including area code: (201) 531-1212

n/a

(Former name or former address, if changed since last report)

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer [ ]	Accelerated Filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [x]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee

Shares of Common Stock underlying Series A Warrants	5,976,777	$1.50	$8,965,165	$1,163.68
Shares of Common Stock underlying Placement Agent Warrants	80,000	$1.50	$120,000	$15.58
Total Registration Statement Fee				$1,179.26

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Neither the Securities Exchange Commission nor any state securities commissions have approved or disapproved of these securities or passed upon the adequacy of the Prospectus. Any representation to the contrary is a criminal offense.

Explanatory Note

The purpose of this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 is to include the registrant’s interim financial statements for its third quarter ended October 31, 2020 and to update other relevant matters since the effective date of the Form S-1 (May 6, 2020).

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-236317

Dated February 18, 2020

MAMAMANCINI’S HOLDINGS, INC.

6,056,777 Shares of Common Stock
Par Value $0.00001 Per Share

This prospectus relates to the offering by the selling stockholders of MAMAMANCINI’S HOLDINGS, INC. of up to 6,056,777 shares of our common stock underlying Series A warrants. We will not receive any proceeds from the sale of common stock.

The selling stockholders have advised us that they will sell the shares of common stock from time to time in broker’s transactions, in the open market, on the OTCQB, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We will pay the expenses incurred to register the shares for resale, but the selling stockholders will pay any underwriting discounts, commissions or agent’s commissions related to the sale of their shares of common stock.

Our common stock is traded on the OTCQB under the symbol “MMMB”. On February 17, 2021, the closing sale price of our common stock was $1.96 per share.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 18, 2021.

The information contained in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by MAMAMANCINI’S HOLDINGS, INC. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

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SUMMARY INFORMATION AND RISK FACTORS

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements, and the notes to the financial statements.

For purposes of this prospectus, unless otherwise indicated or the context otherwise requires, all references herein to “MamaMancini’s”, “the Company”, “we,” “us,” and “our,” refer to MAMAMANCINI’S HOLDINGS, INC., a Nevada corporation.

SUMMARY OF THE COMPANY

Our History

MamaMancini’s Holdings, Inc. (formerly Mascot Properties, Inc.) was incorporated in the State of Nevada on July 22, 2009. Mascot Properties, Inc.’s (“Mascot”) activities since its inception consisted of trying to locate real estate properties to manage, primarily related to student housing, and services which included general property management, maintenance and activities coordination for residents. Mascot did not have any significant development of such business and did not derive any revenue. Due to the lack of results in its attempt to implement its original business plan, management determined it was in the best interests of the shareholders to look for other potential business opportunities.

On February 22, 2010, MamaMancini’s LLC was formed as a limited liability company under the laws of the state of New Jersey in order to commercialize our initial products. On March 5, 2012, the members of MamaMancini’s, LLC, holders of 4,700 units (the “Units”) of MamaMancini’s LLC, exchanged the Units for 15,000,000 shares of common stock and those certain options to purchase an additional 223,404 shares of MamaMancini’s Inc. (the “Exchange”). Upon consummation of the Exchange, MamaMancini’s LLC ceased to exist and all further business has been and continues to be conducted by MamaMancini’s Inc.

On January 24, 2013, Mascot, Mascot Properties Acquisition Corp, a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), MamaMancini’s Inc., a privately-held Delaware Corporation headquartered in New Jersey (“Mama’s”) and David Dreslin, an individual (the “Majority Shareholder”), entered into an Acquisition Agreement and Plan of Merger (the “Agreement”) pursuant to which the Merger Sub was merged with and into Mama’s, with Mama’s surviving as a wholly-owned subsidiary of the Company (the “Merger”). The transaction (the “Closing”) took place on January 24, 2013 (the “Closing Date”). Mascot acquired, through a reverse triangular merger, all of the outstanding capital stock of Mama’s in exchange for issuing Mama’s shareholders (the “Mama’s Shareholders”), pro-rata, a total of 20,054,000 shares of the Company’s common stock. As a result of the Merger, the Mama’s Shareholders became the majority shareholders of Mascot. Immediately following the Closing of the Agreement, Mascot changed its business plan to that of Mama’s. On March 8, 2013, Mascot received notice from the Financial Industry Regulatory Authority (“FINRA”) that its application to change its name and symbol had been approved and effective Monday, March 11, 2013, Mascot began trading under its new name, “MamaMancini’s Holdings, Inc.” (“MamaMancini’s” or the “Company”) and under its new symbol, “MMMB”.

On November 1, 2017, MamaMancini’s, Joseph Epstein Food Enterprises, Inc., a New Jersey corporation (“JEFE”), and MMMB Acquisition, Inc., a Nevada corporation and wholly owned subsidiary of MamaMancini’s (“Merger Sub”), completed a merger transaction whereby JEFE merged with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of MamaMancini’s. Under the terms of the Merger Agreement and in connection with the merger, the Company acquired all assets of JEFE. The consideration for the transaction was (a) the extinguishment of the Inter-Company Loan between the parties, (b) the assumption by the Company of all JEFE accounts payable and accrued expenses (c) assumption by the Company of certain third-party loans to JEFE totaling approximately $782,000 and (d) indemnification of Carl Wolf with respect to his collateralization of a bank loan to JEFE in the amount of approximately $250,000. As a result of the transaction, (i) the Company became the sole shareholder of JEFE, which became a wholly-owned subsidiary of the Company. No cash or stock was exchanged in connection with the transaction.

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Our Company

MamaMancini’s roots go back to our founder Dan Dougherty, whose grandmother Anna “Mama” Mancini emigrated from Bari, Italy to Bay Ridge, Brooklyn in 1921. Our products were developed using her old-world Italian recipes that were handed down to her grandson, Dan Dougherty. Today we market a line of all-natural specialty prepared, frozen and refrigerated foods for sale in retailers around the country. Our primary products include beef and turkey meatballs, meat loaf, chicken, sausage-related products and pasta entrees, all with slow cooked Italian Sauce.

Our products are all natural, contain a minimum number of ingredients and are generally derived from the original recipes of Anna “Mama” Mancini. Our products appeal to health-conscious consumers who seek to avoid artificial flavors, synthetic colors and preservatives that are used in many conventional packaged foods.

The United States Department of Agriculture (the “USDA”) defines all natural as a product that contains no artificial ingredients, coloring ingredients or chemical preservatives and is minimally processed. The Company’s products were submitted to the USDA and approved as all natural. The Food and Safety and Inspection Service (“FSIS”) Food Standards and Labeling Policy Book (2003) requires meat and poultry labels to include a brief statement directly beneath or beside the “natural” Label claim that “explains what is meant by the term natural i.e., that the product is a natural food because it contains no artificial ingredients and is only minimally processed”. The term “natural” may be used on a meat label or poultry label if the product does not contain any artificial flavor or flavoring, coloring ingredient, chemical preservative, or any other artificial or synthetic ingredient. Additionally, the term “all natural” can be used if the FSIS approves your product and label claims. The Company’s product and label claims have been approved by the FSIS to contain the all-natural label.

Additionally, the Company has recently commenced marketing of certain “meatless” versions of its product line under a Trademark Licensing Agreement with Beyond Meat, Inc.

Our products are principally sold to supermarkets and mass-market retailers. We currently have 26 different product offerings which are packaged in different sized retail and bulk packages. Our products are principally sold in multiple sections of the supermarket, including hot bars, salad bars, prepared foods (meals), sandwich, as well as cold deli and foods-to-go sections. Our products are also sold in the frozen food and fresh meat sections. We sell directly to both food retailers and food distributors.

Finally, we also sell our products on QVC through live on-air offerings, auto ship programs and for everyday purchases on their web site. QVC is the world’s largest direct to consumer marketer.

During the year ended January 31, 2020, the Company earned revenues from three customers representing approximately 46%, 11% and 10% of gross sales. During the year ended January 31, 2020, these three customers represented approximately 34%, 16% and 8% of total gross outstanding receivables, respectively. During the year ended January 31, 2019, the company earned revenues from two customers representing approximately 50% and 10% of gross sales. As of January 31, 2019, three customers represented approximately 44%, 19% and 13% of total gross outstanding receivables, respectively.

The Company continually reviews its accounts in order to focus on maximum performance, and as a result periodically eliminates under-performing accounts.

Industry Overview

Our products are considered specialty prepared foods, in that they are all natural, taste great, are authentic Italian and are made with high quality ingredients. The market for specialty and prepared foods spans several sections of the supermarket, including frozen, deli- prepared foods, and the specialty meat segment of the meat department.

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Our Strengths

We believe that the following strengths differentiate our products and our brand:

●

Authentic recipes and great taste. Our products are founded upon Anna “Mama” Mancini’s old-world Italian recipes. We believe the authenticity of our products has enabled us to build and maintain loyalty and trust among our current customers and will help us attract new customers. Additionally, we continuously receive positive customer testimonials regarding the great taste and quality of our products.

●

Healthy and convenient. Our products are made only from high quality natural ingredients, including domestic inspected beef, whole Italian tomatoes, genuine imported Pecorino Romano, real eggs, natural breadcrumbs, olive oil and other herbs and spices. Our products are also simple to prepare. Virtually every product we offer is ready-to-serve within 12 minutes, thereby providing quick and easy meal solutions for our customers. By including the sauce and utilizing a tray with our packaging, our meatballs can be prepared quickly and easily.

●

Great value. We strive to provide our customers with a great tasting product using all-natural ingredients at an affordable price. Typical retail prices for 16 oz. packages ranges from $4.99 to $7.99, and $5.99 to $9.99 for bulk products sold in delis or hot bars. We believe the sizes of our product offerings represent a great value for the price.

●

New products and innovation. Since our inception, we have continued to introduce new and innovative products. While we pride on ourselves on our traditional beef and turkey meatballs and meat loaf, we have continuously made efforts to grow and diversify our line of products while maintaining our high standards for all natural, healthy ingredients and great taste.

Customers/Management

●

Strong consumer loyalty. Many of our consumers are loyal and enthusiastic brand advocates. Our consumers trust us to deliver great-tasting products made with all-natural ingredients. Consumers have actively communicated with us through our website and/or social media channels. We believe that this consumer interaction has generated interest in our products and has inspired enthusiasm for our brand. We also believe that enthusiasm for our products has led and will continue to lead to repeat purchases and new consumers trying our products.

●

Experienced leadership. We have a proven and experienced senior management team. Our Chief Executive Officer and Chairman, Carl Wolf, has been with us since inception and has over 35 years of experience in the management and operations of food companies. Mr. Wolf was the founder, majority shareholder, Chairman of the Board, and CEO of Alpine Lace Brands, Inc., a public company engaged in the development, marketing and distribution of cheese, deli meats and other specialty food products, which was sold to Land O’Lakes, Inc. In addition, the other members of our board of directors also have significant experience in the food industry.

Our Growth Strategy

We are actively executing a strategy to build our brand’s reputation, grow sales and improve our product and operating margins by pursuing the following growth initiatives:

●

Increase product placements in the perimeter within retail locations. We strive for product placements in the perishable departments of retail locations. We believe adding shelf placements within the supermarkets that carry our products will increase customer awareness, leading to more consumers purchasing our products and expanding our market share.

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●

Increase Sales in “Fresh” Section. Increase sales in the “Fresh” section (in the perimeter of the retainer), where there is significant sales growth and higher margins, over products in the “Frozen” section which are showing zero to negative growth.

●	Increase retail locations. We intend to increase sales by expanding the number of retail stores that sell our products in the mainstream grocery and mass merchandiser channels.

●

Increase Overall Sales. We have an experienced sales staff and now employ one full time Vice President of Sales as well as our Co-Founder Dan Dougherty, Carl Wolf, our Chief Executive Officer and Chairman, and Matthew Brown, our President, each of whom is involved with selling to, and managing sales with, major supermarket chains. In addition, the Company has contracted with an independent consultant to manage sales opportunities in the food service area as well as an independent person to solicit sales in colleges and universities and independent delicatessens,

●

Expand food brokerage network. We currently work with retail food brokers nationwide and intend to add additional food brokers to increase our geographical coverage in the United States to approximately 90%.

●

Enhance awareness through marketing. We have increased our social media activity with Facebook, Twitter, Pinterest, and YouTube. We have also expanded our activity with Sirius Radio by 25% in calendar 2020 over 2019. We also engage with consumers through newsletter mailings, blogs, and special projects, including a bank of recipe videos and contests and giveaways. Targeted consumer merchandising activity, including virtual couponing, on-pack couponing, mail-in rebates, product demonstrations, and co-op retail advertising will continue into the future in order to increase sales and generate new customers.

●

Adding new products. Our market research and consumer testing enable us to identify attractive new product opportunities. We intend to continue to introduce new products in both existing and new product lines that appeal to a wide range of consumers.

●	Maintain a Strong Relationship with QVC. The Company currently offers various lines through QVC and intends to increase its product line offerings offered through QVC.

●	Increase Media Exposure. Increase the visibility of Dan Dougherty (Mancini) in the media as a product spokesman.

●	“Club Stores”. The Company is aggressively pursuing sales to “Club Stores”.

●	The Company is actively pursuing sales to Canada through a designated agent who is handling all necessary compliance issues.

Pricing

Our pricing strategy focuses on being competitively priced with other premium brands. Since our products are positioned in the authentic premium prepared food category, we maintain prices competitive with those of similar products and prices slightly higher than those in the commodity prepared foods section. This pricing strategy also provides greater long-term flexibility as we grow our product line through the growth curve of our products. Current typical retail prices for 16 oz. packages range from $4.99 to $7.99, and $5.99 to $9.99 per pound for prepared food products sold to delis or hot bars. Increases in raw materials costs, among other factors, may lead to us consider price increases in the future.

Suppliers/Manufacturers

As of January 31, 2020, approximately 90% of our products are internally produced by the Company’s wholly-owned subsidiary, Joseph Epstein Food Enterprises, Inc (“JEFE”). Approximately 10% are manufactured on an outsourced basis. None of our raw materials or ingredients are directly grown or produced by us. From time-to-time we negotiate with other manufacturers to supplement the Company’s manufacturing capability. We currently purchase modest quantities from other manufacturers. All of the raw materials and ingredients in our products are readily available and are readily ascertainable by our suppliers. We have not experienced any material shortages of ingredients or other products necessary to our operations and do not anticipate such shortages in the foreseeable future.

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Sales/Brokers

Our products are sold primarily through a commission broker network. We sell to large retail chains who direct our products to their own warehouses or to large food distributors.

The Company increased its sales management efforts with the result that the Company is now actively soliciting business with almost every major retail supermarket chain in the country. MamaMancini’s products are currently sold nationwide, with its greatest concentration in the Northeast and Southeast. In April 2019, the Company initiated a major sales effort into the food service, convenience store, export and special projects areas.

Marketing

The majority of our marketing activity has been generated through promotional discounts, consumer trial, consumer product tastings and demonstrations, in-store merchandising and signage, couponing, word of mouth, consumer public relations, social media, special merchandising events with retailers and consumer advertising.

Based on the Company’s metrics for determining brand awareness, which includes market studies and analysis of consumer recognition of the MamaMancini’s brand, the Company believes that brand awareness for MamaMancini’s has grown in the past 12 months.

Investments - Meatball Obsession

During 2011 the Company acquired a 34.62% interest in Meatball Obsession, LLC (“MO”) for a total investment of $27,032. This investment is accounted for using the equity method of accounting. Accordingly, investments are recorded at acquisition cost plus the Company’s equity in the undistributed earnings or losses of the entity. At December 31, 2011 the investment was written down to $0 due to losses incurred by MO. The Company’s ownership interest in MO has decreased due to dilution. At January 31, 2020 and 2019, the Company’s ownership interest in MO was 12% and 12%, respectively. One of our directors, Steven Burns, serves as the Chairman of the Board of Directors of Meatball Obsession. As of December 31, 2019, MO had wound down and ceased operations. Major accounts were transitioned to MamaMancini’s as a part of the wind down.

Competition

The gourmet and specialty pre-packaged and frozen food industry has many large competitors specializing in various types of cuisine from all over the world. Our product lines are currently concentrated on Italian specialty foods. While it is our contention that our competition is much more limited than the entire frozen and pre-packaged food industry based on our products’ niche market, there can be no assurances that we do not compete with the entire frozen and pre-packaged food industry. We believe our principal competitors include Quaker Maid, Hormel, Rosina Company, Inc., Casa Di Bertacchi, Inc., Farm Rich, Inc., Mama Lucia, Buona Vita, Inc., Taylor Farms and Kings Command.

Intellectual Property

Our current intellectual property consists of trade secret recipes and cooking processes for our products and four trademarks for “MamaMancini’s”, “Mac N’ Mamas”, “Sunday Dinner” and “The Meatball Lovers Meatball”. The recipes and use of the trademarks have been assigned in perpetuity to the Company.

We rely on a combination of trademark, copyright and trade secret laws to establish and protect our proprietary rights. We will also use technical measures to protect our proprietary rights.

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Royalty Agreement

In accordance with a Development and License Agreement (the “Development and License Agreement”) entered into on January 1, 2009 with Dan Dougherty relating to the use of his grandmother’s recipes for the products to be created by MamaMancini’s, Mr. Dougherty granted us a 50-year exclusive license (subject to certain minimum payments being made), with a 25-year extension option, to use and commercialize the licensed items. Under the terms of the Development and License Agreement, Mr. Dougherty shall develop a line of beef meatballs with sauce, turkey meatballs with sauce and other similar meats and sauces for commercial manufacture, distribution and sale (each a “Licensor Product” and collectively the “Licensor Products”). Mr. Dougherty shall work with us to develop Licensor Products that are acceptable to us. Upon acceptance of a Licensor Product by us, Mr. Dougherty’s trade secret recipes, formulas methods and ingredients for the preparation and production of such Licensor Products shall be subject to the Development and License Agreement. In connection with the Development and License Agreement, we pay Mr. Dougherty a royalty fee on net sales.

USDA approval / Regulations

Our food products, which are manufactured both in our own manufacturing facilities and in third-party facilities, are subject to various federal, state and local regulations and inspection, and to extensive regulations and inspections, regarding sanitation, quality, packaging and labeling. In order to distribute and sell our products outside the State of New Jersey, the third-party food processing facilities must meet the standards promulgated by the U.S. Department of Agriculture (the “USDA”). Our manufacturing processing facilities and products are subject to periodic inspection by federal, state, and local authorities. In January 2011, the FDA’s Food Safety Modernization Act was signed into law. The law will increase the number of inspections at food facilities in the U.S. in an effort to enhance the detection of food borne illness outbreaks and order recalls of tainted food products. The facilities in which our products are manufactured are inspected regularly and comply with all the requirements of the FDA and USDA.

We are subject to the Food, Drug and Cosmetic Act and regulations promulgated thereunder by the FDA. This comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, packaging, and safety of food. Under this program, the FDA regulates manufacturing practices for foods through, among other things, its current “good manufacturing practices” regulations, or GMP’s, and specifies the recipes for certain foods. Specifically, the USDA defines “all natural” as a product that contains no artificial ingredients, coloring ingredients or chemical preservatives and is minimally processed. The Company’s products were submitted to the USDA and approved as “all natural”. However, should the USDA change their definition of “all natural” at some point in the future, or should MamaMancini’s change their existing recipes to include ingredients that do not meet the USDA’s definition of “all natural”, our results of operations could be adversely affected.

The FTC and other authorities regulate how we market and advertise our products, and we are currently in compliance with all regulations related thereto, although we could be the target of claims relating to alleged false or deceptive advertising under federal and state laws and regulations. Changes in these laws or regulations or the introduction of new laws or regulations could increase the costs of doing business for us or our customers or suppliers or restrict our actions, causing our results of operations to be adversely affected.

Quality Assurance

We take precautions designed to ensure the quality and safety of our products. In addition to routine third-party inspections of our manufacturing facilities, we have instituted regular audits to address topics such as allergen control, ingredient, packaging and product specifications and sanitation. Under the FDA Food Modernization Act, both our own manufacturing facilities and each of our contract manufacturers are required to have a hazard analysis critical control points plan that identifies critical pathways for contaminants and mandates control measures that must be used to prevent, eliminate or reduce relevant food-borne hazards.

Our manufacturing facility is certified in the Safe Quality Food Program. These standards are integrated food safety and quality management protocols designed specifically for the food sector and offer a comprehensive methodology to manage food safety and quality simultaneously. Certification provides an independent and external validation that a product, process or service complies with applicable regulations and standards.

We work with suppliers who assure the quality and safety of their ingredients. These assurances are supported by our purchasing contracts or quality assurance specification packets, including affidavits, certificates of analysis and analytical testing, where required. The quality assurance staff within our manufacturing facility and within our contract manufacturers conduct periodic on-site routine audits of critical ingredient suppliers.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. This prospectus includes statements regarding our plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions “may,” “could,” “should,” etc. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and business opportunities also constitute such forward-looking statements.

Although forward-looking statements in this report reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

CORPORATE ADDRESS AND TELEPHONE NUMBER

The Company maintains its designated office at 25 Branca Road, East Rutherford, NJ 07073. The Company’s telephone number is 201-531-1212.

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THE OFFERING

This prospectus will be utilized in connection with the re-sale of 6,056,777 shares which could be potentially issued in the future as of the result of the prospective exercise of certain investor warrants and placement agent warrants which were issued in connection with the Company’s recent stock offering. The Company will not receive any proceeds from any sales of these shares.

Common stock currently outstanding	35,603,682 shares(1)
Common stock offered by the selling stockholders	6,056,777 shares
Use of proceeds	We will not receive any proceeds from the sale of common stock offered by this prospectus.

(1) Shares of common stock issued and outstanding as of February 10, 2021.

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FINANCIAL INFORMATION
SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statement of operations data contains consolidated statement of operations data and consolidated balance sheet for the fiscal years period ended January 31, 2020, January 31, 2019 and January 31, 2018. The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements. Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page 36 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	1/31/20	1/31/19 (As Revised)	1/31/18
Revenues	$34,837,447	$28,474,374	$27,543,335
Net income	$1,532,694	$453,499	$319,740
Net income per share (basic)	$0.05	$0.01	$0.01
Weighted average no. shares (basic)	31,949,803	31,843,755	29,811,521
Stockholders’ Equity (Deficit)	$402,063	$(1,278,697)	$(1,934,680)
Total assets	$9,937,069	$7,667,771	$7,272,345
Total liabilities	$9,535,006	$8,946,468	$9,207,035

RISK FACTORS

Before you invest in our securities, you should be aware that there are various risks. You should consider carefully these risk factors, together with all of the other information included in this annual report before you decide to purchase our securities. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected.

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RISKS RELATED TO OUR BUSINESS

We have a limited history of profitability.

Since inception on February 22, 2010 and through January 31, 2020, Mamamancini’s has raised approximately $16,500,000 in capital. During this same period, we have recorded net accumulated losses totaling $(16,144,110). As of January 31, 2020, we had working capital of $1,412,024. MamaMancini’s net income for the two most recent fiscal years ended January 31, 2020 and January 31, 2019 have been $1,532,694 and $453,499. MamaMancini’s ability to achieve continued profitability depends upon many factors, including its ability to develop and commercialize products. There can be no assurance that MamaMancini’s will be able to achieve growth and profitability consistent with historical performance.

We will need additional capital, which may be difficult to raise for a variety of reasons.

Since inception in 2010 and through January 31, 2020, MamaMancini’s has incurred net accumulated losses of $(16,144,110). As of January 31, 2020 we had working capital of $1,412,024 and stockholders’ equity of $402,063. The Company believes that it has adequate financing to execute its current growth plan, however, in the case that the Company exceeds its expected growth, we would need to raise additional capital and/or significantly cut expenses and overhead in order to operate the business through such date. Currently, we have no plan to raise additional capital, and our access to funding is always uncertain. There is no assurance that additional equity or debt financing will be available to us when needed, on acceptable terms or even at all. In the event that we are not able to secure financing, we may have to scale back our development plans or operations.

The majority of our business depends on a limited number of principal customers.

During the year ended January 31, 2020, the Company earned revenues from three customers representing approximately 46%, 11% and 10% of gross sales. During the year ended January 31, 2020, these three customers represented approximately 34%, 16% and 8% of total gross outstanding receivables, respectively. During the year ended January 31, 2019, the company earned revenues from two customers representing approximately 50% and 10% of gross sales. As of January 31, 2019, three customers represented approximately 44%, 19% and 13% of total gross outstanding receivables, respectively.

Competitive product and pricing pressures in the food industry and the financial condition of customers and suppliers could adversely affect our ability to gain or maintain market share and/or profitability.

We currently operate in the highly competitive food industry, competing with other companies that have varying abilities to withstand changing market conditions. Any significant change in our relationship with a major customer, including changes in product prices, sales volume, or contractual terms may impact financial results. Such changes may result because our competitors may have substantial financial, marketing, and other resources that may change the competitive environment. If we are unable to establish economies of scale, marketing expertise, product innovation, and category leadership positions to respond to changing market trends, or if we are unable to increase prices while maintaining a customer base, our profitability and volume growth could be impacted in a materially adverse way. The success of our business depends, in part, upon the financial strength and viability of our suppliers and customers. The financial condition of those suppliers and customers is affected in large part by conditions and events that are beyond our control. A significant deterioration of their financial condition would adversely affect our financial results.

We face competition from companies who produce similar frozen products and other prepared foods, many of whom have longer operating histories or who have substantially more financial resources.

Many of our competitors have been in business for a significantly longer period of time than we have and have learned manufacturing techniques which can aid in efficiently producing their products. Additionally, many of these companies have successfully acquired a loyal customer base that would be difficult for us to compete with. Such customers may be unwilling to purchase our products due to brand loyalty or uncertainty in the highly competitive market in which we compete. In addition, if we gain traction in our particular niche of creating gourmet Italian frozen foods, major food companies with substantial marketing and financial resources may attempt to compete more directly with us. In the event that such large companies do directly compete with us, our business may be adversely affected.

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Our operations are subject to regulation by the U.S. Food and Drug Administration (“FDA”), U.S. Department of Agriculture (“USDA”), Federal Trade Commission (“FTC”) and other governmental entities and such regulations are subject to change from time to time which could impact how we manage our production and sale of products. Federal budget cuts could result in furloughs for government employees, including inspectors and reviewers for our supplier’s plants and products which could materially impact our ability to manufacture regulated products.

Our food products which are manufactured in third-party facilities are subject to extensive regulation by the FDA, the USDA and other national, state, and local authorities. For example, we are subject to the Food, Drug and Cosmetic Act and regulations promulgated thereunder by the FDA. This comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, packaging, and safety of food. Under this program, the FDA regulates manufacturing practices for foods through, among other things, its current “good manufacturing practices” regulations, or GMP’s, and specifies the recipes for certain foods. Specifically, the USDA defines “all natural” as a product that contains no artificial ingredients, coloring ingredients or chemical preservatives and is minimally processed. The Company’s products were submitted to the USDA and approved as “all natural”. However, should the USDA change their definition of “all natural” at some point in the future, or should MamaMancini’s change their existing recipes to include ingredients that do not meet the USDA’s definition/ of “all natural”, our results of operations could be adversely affected.

The FTC and other authorities regulate how we market and advertise our products, and we could be the target of claims relating to alleged false or deceptive advertising under federal and state laws and regulations. Changes in these laws or regulations or the introduction of new laws or regulations could increase the costs of doing business for us or our customers or suppliers or restrict our actions, causing our results of operations to be adversely affected.

The need for and effect of product recalls could have a material adverse impact on our business.

If any of our products become misbranded or adulterated, we may need to conduct a product recall. The scope of such a recall could result in significant costs incurred as a result of the recall, potential destruction of inventory, and lost sales. Should consumption of any product cause injury and/or illness, we also may be liable for monetary damages as a result of one or more product liability judgments against us. A significant product recall or product liability case could cause a loss of consumer confidence in our food products and could have a material adverse effect on the value of our brand, results of operations and prospects.

We may be subject to significant liability if the consumption of any of our products causes illness or physical harm.

The sale of food products for human consumption involves the risk of injury or illness to consumers. Such injuries or illness may result from inadvertent mislabeling, tampering or product contamination or spoilage. Under certain circumstances, we may be required to recall or withdraw products, which may have a material adverse effect on our business. Even if a situation does not necessitate a recall or market withdrawal, product liability claims may be asserted against us. If the consumption of any of our products causes, or is alleged to have caused, a health-related illness, we may become subject to claims or lawsuits relating to such matters. Even if a product liability claim is unsuccessful, the negative publicity surrounding any assertion that our products caused illness or physical harm could adversely affect our reputation with existing and potential distributors, retailers and consumers and our corporate image and brand equity. Moreover, claims or liabilities of this sort might not be covered by insurance or by any rights of indemnity or contribution that we may have against others. A product liability judgment against us or a product recall or market withdrawal could have a material adverse effect on our business, reputation and operating results.

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The impact of various food safety issues, environmental, legal, tax, and other regulations and related developments could adversely affect our sales and profitability.

Our products are subject to numerous food safety and other laws and regulations regarding the manufacturing, marketing, and distribution of food products, particularly the USDA, and state and local agencies. These regulations govern matters such as ingredients, advertising, taxation, relations with distributors and retailers, health and safety matters, and environmental concerns. The ineffectiveness of our or our manufacturer’s planning and policies with respect to these matters, and the need to comply with new or revised laws or regulations with regard to licensing requirements, trade and pricing practices, environmental permitting, or other food or safety matters, or new interpretations or enforcement of existing laws and regulations, as well as any related litigation, may have a material adverse effect on our sales and profitability.

Increases in the cost and restrictions on the availability of raw materials could adversely affect our financial results.

Our products include agricultural commodities such as tomatoes, onions, and meats and other items such as spices and flour, as well as packaging materials such as plastic, metal, paper, fiberboard, and other materials and inputs such as water, in order to manufacture products. The availability or cost of such commodities may fluctuate widely due to government policy and regulation, crop failures or shortages due to plant disease or insect and other pest infestation, weather conditions, potential impact of climate change, increased demand for biofuels, or other unforeseen circumstances. To the extent that any of the foregoing or other unknown factors increase the prices of such commodities or materials and we are unable to increase our prices or adequately hedge against such changes in a manner that offsets such changes, the results of its operations could be materially and adversely affected. Similarly, if supplier arrangements and relationships result in increased and unforeseen expenses, our financial results could be materially and adversely impacted.

Disruption of our supply chain could adversely affect our business.

Damage or disruption to our manufacturing or distribution capabilities due to weather, natural disaster, fire, terrorism, pandemic, strikes, the financial and/or operational instability of key suppliers, distributors, warehousing and transportation providers, or brokers, or other reasons could impair our ability to manufacture or sell our products. To the extent that we are unable to, or cannot financially mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, particularly when a product is sourced from a single location, our business and results of operations may be materially adversely affected, and additional resources could be required to restore our supply chain.

Higher energy costs and other factors affecting the cost of producing, transporting, and distributing our products could adversely affect our financial results.

Rising fuel and energy costs may have a significant impact on our cost of operations, including the manufacture, transportation, and distribution of products. Fuel costs may fluctuate due to a number of factors outside of our control, including government policy and regulation and weather conditions. Additionally, we may be unable to maintain favorable arrangements with respect to the manufacturing costs of our products as a result of the rise in costs of procuring raw materials and transportation by our manufacturers. This may result in increased expenses and negatively affect operations.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed.

Because of our limited resources, there are limited controls over our information processing. There is inadequate segregation of duties consistent with control objectives. Our management is composed of a small number of individuals resulting in a situation where limitations on segregation of duties exist. In order to remedy this situation, we would need to hire additional staff. Currently, we are unable to afford to hire additional staff to facilitate greater segregation of duties but will reassess our capabilities in the following year.

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Management believes that the material weaknesses set forth above are the result of the lack of scale of our operations and are intrinsic to our small size. Nonetheless, our small size and our current internal control deficiencies may have a material adverse effect on our ability to accurately and timely report our financial information which, in turn, may have a material adverse effect on our financial condition.

As a result of our small size and our current internal control deficiencies, our financial condition, results of operation and access to capital may be materially adversely affected.

Global economic uncertainties continue to affect consumers’ purchasing habits and customer financial stability, which may affect sales volume and profitability on some of our products and have other impacts that we cannot fully predict.

As a result of continuing global economic uncertainties, price-conscious consumers may replace their purchases of our premium and value-added products with lower-cost alternatives, which could affect the price and volume of some of these products. The volume or profitability of our products may be adversely affected if consumers are reluctant to pay a premium for higher quality frozen foods or if they replace purchases of our products with cheaper alternatives. Additionally, distributors and retailers may become more conservative in response to these conditions and seek to reduce their inventories. Our results of operations depend upon, among other things, our ability to maintain and increase sales volume with our existing distributors and retailers, to attract new consumers and to provide products that appeal to consumers at prices they are willing and able to pay. Prolonged unfavorable economic conditions may have an adverse effect on our sales and profitability.

We rely on key personnel and, if we are unable to retain or motivate key personnel or hire qualified personnel, we may not be able to grow effectively.

Our success depends in large part upon the abilities and continued service of our executive officers and other key employees, particularly Mr. Carl Wolf, our Chief Executive Officer and Chairman, and Mr. Matthew Brown, our President. There can be no assurance that we will be able to retain the services of such officers and employees. Our failure to retain the services of our key personnel could have a materially adverse effect on our business. In order to support our projected growth, we will be required to effectively recruit, hire, train and retain additional qualified management personnel. Our inability to attract and retain necessary personnel could have a materially adverse effect on our business.

The failure of new product or packaging introductions to gain trade and consumer acceptance and address changes in consumer preferences could adversely affect our sales.

Our success is dependent upon anticipating and reacting to changes in consumer preferences, including health and wellness. There are inherent marketplace risks associated with new product or packaging introductions, including uncertainties about trade and consumer acceptance. Moreover, success is dependent upon our ability to identify and respond to consumer trends through innovation. We may be required to increase expenditures for new product development and there is no guarantee that we will be successful in developing new products or improving upon products already in existence. Additionally, our new products may not achieve consumer acceptance and could materially negatively impact sales.

Changes in our promotional activities may impact, and may have a disproportionate effect on, our overall financial condition and results of operations.

We offer a variety of sales and promotion incentives to our customers and to consumers, such as price discounts, consumer coupons, volume rebates, cooperative marketing programs, slotting fees and in-store displays. Our net sales may periodically be influenced by the introduction and discontinuance of sales and promotion incentives. Reductions in overall sales and promotion incentives could impact our net sales and affect our results of operations in any particular fiscal quarter.

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We may not be able to successfully implement our growth strategy on a timely basis or at all.

Our future success depends, in large part, on our ability to implement our growth strategy of expanding distribution and improving placement of our products, attracting new consumers to our brand and introducing new product lines and product extensions. Our ability to implement this growth strategy depends, among other things, on our ability to:

●	enter into distribution and other strategic arrangements with third-party retailers and other potential distributors of our products;

●	continue to compete in conventional grocery and mass merchandiser retail channels in addition to the natural and organic channel;

●	secure shelf space in key supermarket locations;

●	increase our brand awareness;

●	expand and maintain brand loyalty; and

●	develop new product lines and extensions.

We may not be able to successfully implement our growth strategy. Our sales and operating results will be adversely affected if we fail to implement our growth strategy or if we invest resources in a growth strategy that ultimately proves unsuccessful.

We are currently selling products in supermarkets in the United States. If we are unable to expand into mass-market retailers or sell products in a greater number of supermarkets we will fall short of our projections and our business and financial condition would be adversely affected.

As a smaller supplier, we may not sell in enough bulk in certain stores and as such our products may not be placed in the most ideal locations to catch the attention of end consumers. If we are unable to gain significant sales growth, our products may never be displayed in the most attractive locations in stores and our sales may suffer.

We may be unable to successfully execute our identified growth strategies or other growth strategies that we determine to pursue.

We currently have a limited corporate infrastructure. In order to pursue growth strategies, we will need to continue to build our infrastructure and operational capabilities. Our ability to do any of these successfully could be affected by any one or more of the following factors:

●	our ability to raise substantial amounts of additional capital if needed to fund the implementation of our business plan;

●	our ability to execute our business strategy;

●	the ability of our products to achieve market acceptance;

●	our ability to manage the expansion of our operations and any acquisitions we may make, which could result in increased costs, high employee turnover or damage to customer relationships;

●	our ability to attract and retain qualified personnel;

●	our ability to manage our third-party relationships effectively; and

●	our ability to accurately predict and respond to the rapid market changes in our industry and the evolving demands of the markets we serve.

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Our failure to adequately address any one or more of the above factors could have a significant impact on our ability to implement our business plan and our ability to pursue other opportunities that arise.

We may be unable to maintain quality control.

All of our manufacturing is outsourced. Although we have entered into supply agreements specifying certain minimum acceptable quality standards, there is no assurance that our current quality assurance procedures will be able to effectively monitor compliance. Additionally, in the event that we expand our operations and increase our output volume, including securing additional manufacturers, there is no assurance that we will be able to adequately maintain quality controls or that our current manufacturing process is scalable.

There may be products liability and other legal claims.

We currently carry products liability insurance policy. Although we believe that the amount of insurance coverage is sufficient for our operations, there is no assurance that the coverage will be adequate.

Our brand and reputation may suffer from real or perceived issues involving the labeling and marketing of our products as “natural.”

Although the FDA and USDA have each issued statements regarding the appropriate use of the word “natural,” there is no single, U.S. government-regulated definition of the term “natural” for use in the food industry. The resulting uncertainty has led to consumer confusion, distrust and legal challenges. Plaintiffs have commenced legal actions against a number of food companies that market “natural” products, asserting false, misleading and deceptive advertising and labeling claims. Should we become subject to similar claims, consumers may avoid purchasing products from us or seek alternatives, even if the basis for the claim is unfounded. Adverse publicity about these matters may discourage consumers from buying our products. The cost of defending against any such claims could be significant. Any loss of confidence on the part of consumers in the truthfulness of our labeling or ingredient claims would be difficult and costly to overcome and may significantly reduce our brand value. Uncertainty as to the ingredients used in our products, regardless of the cause, may have a substantial and adverse effect on our brand and our business, results of operations and financial condition.

Virtually all of our finished goods inventory is located in a single warehouse facility. Any damage or disruption at this facility would have an adverse effect on our business, results of operations and financial condition.

Virtually all of our finished goods inventory is located in one warehouse facility. A natural disaster, fire, power interruption, work stoppage or other unanticipated catastrophic event at this facility would significantly disrupt our ability to deliver our products and operate our business. If any material amount of our inventory were damaged, we would be unable to meet our contractual obligations and, as a result, our business, results of operations and financial condition would suffer.

We may be unable to defend our intellectual property.

Our business could be adversely affected if we are unable to adequately protect our intellectual property. Our current intellectual property consists of trade secret recipes and cooking processes for our products and trademarks. We rely on a combination of trademark, copyright and trade secret laws to establish and protect our proprietary rights. We will also use technical measures to protect our proprietary rights. We may, however, not be able to secure significant protection for service marks or trademarks that we obtain. Our inability to protect our intellectual property from others may impede our brand identity and could lead to consumer confusion.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our services and brand.

Our business is largely based upon our recipes which are trade secrets and are not patentable. We may be unable to keep other companies from copying our recipes, or we may be subject to legal actions alleging intellectual property infringement, unfair competition or similar claims against us. Companies may have intellectual property rights covering aspects of our technologies or businesses. Defending ourselves against intellectual property infringement or similar claims would be expensive and would divert management’s attention. Additionally, there is no assurance that we would be successful in defending ourselves against such claims.

We could be substantially affected by the Coronavirus (COVID-19) pandemic

In December 2019, an outbreak of a novel strain of coronavirus (COVID-19) originated in Wuhan, China, and has since spread to a number of other countries, including the United States. On March 11, 2020, the World Health Organization characterized COVID-19 as a pandemic. In addition, as of the time of the filing of this Annual Report on Form 10-K, several states in the United States have declared states of emergency, and several countries around the world, including the United States, have taken steps to restrict travel. While all of our operations are located in the United States, we participate in a national supply chain, and the existence of a worldwide pandemic, the fear associated with COVID-19, or any, pandemic, and the reactions of governments around the world in response to COVID-19, or any, pandemic, to regulate the flow of labor and products and impede the travel of personnel, may impact our ability to conduct normal business operations, which could adversely affect our results of operations and liquidity. Disruptions to our supply chain and business operations, or to our suppliers’ or customers’ supply chains and business operations, could include disruptions from the closure of supplier and manufacturer facilities, interruptions in the supply of raw materials and components, personnel absences, or restrictions on the shipment of our or our suppliers’ or customers’ products, any of which could have adverse ripple effects on our manufacturing output and delivery schedule. If we need to close any of our facilities or a critical number of our employees become too ill to work, our production ability could be materially adversely affected in a rapid manner. Similarly, if our customers experience adverse business consequences due to COVID-19, or any other, pandemic, demand for our products could also be materially adversely affected in a rapid manner. Global health concerns, such as COVID-19, could also result in social, economic, and labor instability in the countries and localities in which we or our suppliers and customers operate. Any of these uncertainties could have a material adverse effect on our business, financial condition or results of operations.

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RISKS RELATED TO OUR SECURITIES

We currently have a limited trading volume, which results in higher price volatility for, and reduced liquidity of, our common stock.

Our shares of common stock have been listed for trading on the OTCQB since 2013. However, historically there has been limited daily volume of trading in our common stock on the OTCQB, which has limited the overall and perceived liquidity of our common stock on that market.

A more active trading market for our shares may never develop or be sustained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. The absence of an active trading market increases price volatility and reduces the liquidity of our common stock. As long as this condition continues, the sale of a significant number of shares of common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered and, if an active market for our common stock does not develop, it may be difficult to sell shares without depressing the market price for the shares, or at all. In addition, in the event that an active trading market does not develop, the price of our common stock may not be a reliable indicator of the fair value of our common stock.

Furthermore, if our common stock ceases to be listed on the OTCQB, holders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock, and the market value of our common stock would likely decline.

You may experience dilution of your ownership interest because of the future issuance of additional shares of our common stock and our preferred stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue an aggregate of 270,000,000 shares of capital stock consisting of 20,000,000 shares of preferred stock, par value $0.00001 per share and 250,000,000 shares of common stock, par value $0.00001 per share.

We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock or other securities may create downward pressure on the trading price of our common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes or for other business purposes, including at a price (or exercise prices) below the price at which shares of our common stock are trading.

Our common stock is considered a penny stock, which may be subject to restrictions on marketability, so you may not be able to sell your shares.

We are currently listed on the OTCQB under the symbol “MMMB” and are subject to the penny stock rules adopted by the SEC that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

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Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

The concentration of our capital stock ownership with insiders could limit your ability to influence the outcome of key transactions, including a change of control.

Our directors, executive officers and each of our stockholders who own greater than 5% of our outstanding common stock, in the aggregate, beneficially own approximately 50% of the outstanding shares of our common stock, based on the number of shares outstanding as of April 23, 2020. These stockholders are able to influence or control matters requiring approval by our stockholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may have interests that differ from yours and may vote in a manner that is adverse to your interests. This concentration of ownership may have the effect of deterring, delaying or preventing a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

If and when a larger trading market for our common stock develops, the market price of our common stock is still likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares at or above the price at which you acquired them.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

●	variations in our revenue and operating expenses;

●	market conditions in our industry and the economy as a whole;

●	actual or expected changes in our growth rates or our competitors’ growth rates;

●	announcements of innovations or new products or services by us or our competitors;

●	announcements by the government relating to regulations that govern our industry;

●	sales of our common stock or other securities by us or in the open market; and

●	changes in the market valuations of other comparable companies.

In addition, if the market for food industry stocks or the stock market in general experiences loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or operating results. The trading price of our shares might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of your investment in our common stock. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

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We do not expect to pay dividends.

We have never declared or paid any cash dividends or distributions on our common stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend. If the Company does not pay dividends, the Company’s common stock may be less valuable because a return on an investor’s investment will only occur if the Company’s stock price appreciates.

If securities or industry analysts do not publish research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

USE OF PROCEEDS

This prospectus relates to the resale of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

DETERMINATION OF OFFERING PRICE

All shares of our common stock being offered will be sold by the selling stockholders without our involvement. It is our expectation that the selling shareholders will sell their shares at the market prices prevailing from time-to-time.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued or will be issued to our shareholders upon exercise of certain Warrants issued by the Company. Accordingly, there will be no dilution to our existing shareholders from these sales, other than from the exercise of the Warrants.

SELLING STOCKHOLDERS

The following table sets forth the number of shares of Company common stock owned and issuable on the exercise of warrants beneficially owned, as of the date of this prospectus, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares which are issuable on the exercise of warrants beneficially owned by each selling stockholder which is being offered by this prospectus and the number of shares which are issuable on the exercise of warrants beneficially owned which each selling stockholder would own beneficially if all such offered shares are sold. None of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

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	Shares of Common Stock	Shares of Common Stock	Shares of Common Stock	Percentage of Common
	Owned Prior to	to be	Owned After	Stock Owned After
Name (1)	the Offering	Sold (2)	the Offering	This Offering

Spartan Capital Securities LLC	80,000	80,000	0	0.00%
Carl and Marion Wolf	592,592	592,592	0	0.00%
Carl Wolf	148,148	148,148	0	0.00%
Matt Brown & Karen Wolf	74,074	74,074	0	0.00%
Mary & Dean Janeway	74,074	74,074	0	0.00%
Alfred D’Agostino Revocable Living Trust 11/6/09	74,074	74,074	0	0.00%
PointProspect, Inc.	74,074	74,074	0	0.00%
Daniel & Maureen Altobello	74,074	74,074	0	0.00%
David and Susan Russell	148,148	148,148	0	0.00%
Martin Gross	222,222	222,222	0	0.00%
Thomas Walther	125,926	125,926	0	0.00%
James Reynolds	148,148	148,148	0	0.00%
Mark Whitmore	37,037	37,037	0	0.00%
Larry Sorenson	296,296	296,296	0	0.00%
John Toohey	148,148	148,148	0	0.00%
Marian Elbert	74,074	74,074	0	0.00%
Javier Castillo	74,074	74,074	0	0.00%
Kevork Niksarli	370,370	370,370	0	0.00%
Joel Cohen	370,370	370,370	0	0.00%
Steve Voeller	74,074	74,074	0	0.00%
Byron Fischer	74,074	74,074	0	0.00%
William Hayman	14,815	14,815	0	0.00%
Mark Brandow	14,925	14,925	0	0.00%
Hybrid Media Services LLC	162,963	162,963	0	0.00%
Thomas Hogue	16,667	16,667	0	0.00%
Kenneth Chartier	8,333	8,333	0	0.00%
Richard Fischer	16,667	16,667	0	0.00%
Phil Yahnke	16,667	16,667	0	0.00%
Randy Larson	8,333	8,333	0	0.00%
Jerome Kohlhaas	16,667	16,667	0	0.00%
David Sutton	16,667	16,667	0	0.00%
Rodney Gertson	10,000	10,000	0	0.00%
Roger Arrington	16,667	16,667	0	0.00%
Tom Strother	10,000	10,000	0	0.00%
David A Rolfson	16,667	16,667	0	0.00%
Thomas and Kathryn Frederick	33,333	33,333	0	0.00%
Tom Strother (IRA)	3,667	3,667	0	0.00%
Alan Washburn	28,333	28,333	0	0.00%
Allen Gerber	16,667	16,667	0	0.00%
Bruce Alder	8,333	8,333	0	0.00%
George Woodruff	16,667	16,667	0	0.00%
Jonathan Talbot	8,333	8,333	0	0.00%
Ronald Torkas	16,667	16,667	0	0.00%
Bama, Inc.	15,667	15,667	0	0.00%
Barry Jungwirth (IRA)	13,000	13,000	0	0.00%
Charles and Cindy Mercer Living Trust	16,667	16,667	0	0.00%
David VanDyke	16,667	16,667	0	0.00%
Joel and Carol Weiner	16,667	16,667	0	0.00%
Santiago Ramos	16,667	16,667	0	0.00%
Susan and Samuel Casey	8,333	8,333	0	0.00%
Glen Hursh	8,333	8,333	0	0.00%
Randal George	8,333	8,333	0	0.00%
William Harding	16,667	16,667	0	0.00%
Bryan Coester	8,333	8,333	0	0.00%
Michael Lennon	8,333	8,333	0	0.00%
Gilcy Partnership c/o Aaron Cohen	18,500	18,500	0	0.00%
Curtis and Jennifer Sorenson	25,000	25,000	0	0.00%
Richard and Elizabeth Harding Revocable Trust	16,667	16,667	0	0.00%
William Nehmer, Great Dane of Utah SEP IRA	41,667	41,667	0	0.00%
Santiago Ramos	16,667	16,667	0	0.00%
Robert Scully - IRA	16,667	16,667	0	0.00%
Larry Signalness	16,667	16,667	0	0.00%
Darrel Schmidt	16,667	16,667	0	0.00%
Tony Smith	5,000	5,000	0	0.00%
Troy Hornbeck	8,333	8,333	0	0.00%
Steven Carothers	16,667	16,667	0	0.00%
Peter Bennett	8,333	8,333	0	0.00%

23

Pete and Marion Soverel	7,000	7,000	0	0.00%
William Bowman	16,667	16,667	0	0.00%
Lara Paul	8,333	8,333	0	0.00%
Mark S. Devan - IRA	16,667	16,667	0	0.00%
David A Rolfson	16,667	16,667	0	0.00%
Kerry Walsh	8,333	8,333	0	0.00%
Mark Whitmore	16,667	16,667	0	0.00%
Ronald P Devito	8,333	8,333	0	0.00%
Steven Fox	8,333	8,333	0	0.00%
Todd Clarke	16,667	16,667	0	0.00%
Joe Minga	10,000	10,000	0	0.00%
Curtis Sorenson and Jennifer Sorenson	16,667	16,667	0	0.00%
Stephen Johnson	16,667	16,667	0	0.00%
Bruce Alder	8,333	8,333	0	0.00%
MSG Family Ltd Partnership C/O Mark Goldstein	16,667	16,667	0	0.00%
Larry Sorenson	66,667	66,667	0	0.00%
Dale Schaffer	7,500	7,500	0	0.00%
Mukesh Patel	8,333	8,333	0	0.00%
Greg Behar	16,667	16,667	0	0.00%
George Martin	8,333	8,333	0	0.00%
Kevin Loveland	33,333	33,333	0	0.00%
Terry Coffing	16,667	16,667	0	0.00%
Peter Bennett	8,333	8,333	0	0.00%
Sheldon Arnaud- IRA	8,333	8,333	0	0.00%
Timothy and Joy Sieger	16,667	16,667	0	0.00%
Philip Johnson	8,333	8,333	0	0.00%
Douglas Merrihew - IRA	16,667	16,667	0	0.00%
Kevin Loveland	133,333	133,333	0	0.00%
Dennis and Allison O’Hara	8,333	8,333	0	0.00%
Thomas Walther -IRA	16,667	16,667	0	0.00%
Alexander Jones	10,000	10,000	0	0.00%
RJG Enterprises, LLC. c/o Richard Glover and Stephanie Glover	8,333	8,333	0	0.00%
Kal Larson	8,333	8,333	0	0.00%
Thomas and Margaret Walther	16,667	16,667	0	0.00%
Gary Malloy	25,000	25,000	0	0.00%
Perry Harris	17,000	17,000	0	0.00%
Willian Reents (IRA)	8,333	8,333	0	0.00%
Roger Horn	16,667	16,667	0	0.00%
Steven and Barbara Gross	16,667	16,667	0	0.00%
Mark and Lisa Singer	8,333	8,333	0	0.00%
Roger Clark	5,000	5,000	0	0.00%
Mark J Boback	8,333	8,333	0	0.00%
Robert Dunn	8,333	8,333	0	0.00%
Steven Overgaard	50,000	50,000	0	0.00%
Paul and Brenda Bader	16,667	16,667	0	0.00%
Alan Pinter	8,333	8,333	0	0.00%
Joseph Riedel	5,000	5,000	0	0.00%
William Bowman - IRA	3,500	3,500	0	0.00%
Christopher Goodrem	78,333	78,333	0	0.00%
John Burmeister	15,000	15,000	0	0.00%
Alexander and Jill Fries	16,667	16,667	0	0.00%
OAMI Inc.	4,167	4,167	0	0.00%
Gary Douglas Enterprises LLC	83,333	83,333	0	0.00%
William Goss	16,667	16,667	0	0.00%
Douglas Matsumori	6,667	6,667	0	0.00%
Ron Torkas	50,000	50,000	0	0.00%
Alberto and Aimee Sherer	8,333	8,333	0	0.00%
William Bowman	33,333	33,333	0	0.00%
Larry Sorenson	16,667	16,667	0	0.00%
Bryan Coester	8,333	8,333	0	0.00%
Douglas Matsumori	10,000	10,000	0	0.00%
Larry Signalness	25,000	25,000	0	0.00%
Gilcy Partners LTD LP	66,667	66,667	0	0.00%
Allen Gerber	8,333	8,333	0	0.00%
Michael and Aimee Sherer	25,000	25,000	0	0.00%
Randall George	8,333	8,333	0	0.00%
Mark Freeman	45,000	45,000	0	0.00%
William Lapp	35,000	35,000	0	0.00%
Roger Weissenberg	16,667	16,667	0	0.00%

24

BDirect, Inc.	33,333	33,333	0	0.00%
James Resnick	10,000	10,000	0	0.00%
Michael Pulwer	10,000	10,000	0	0.00%
Martin J. Gross	83,333	83,333	0	0.00%
John I. Keay & Suzanne G. Keay	8,333	8,333	0	0.00%
Gideon King	60,000	60,000	0	0.00%
Dean Janeway	33,333	33,333	0	0.00%
Alfred D’Aggostino Revocable Trust	33,333	33,333	0	0.00%
Carl & Marion Wolf	33,334	33,334	0	0.00%
Matt Brown & Karen Wolf	33,334	33,334	0	0.00%
Point Prospect, Inc. c/o Steve Burns	33,333	33,333	0	0.00%
Thomas and Andrea Toto	33,333	33,333	0	0.00%
Daniel Joseph Altobello	8,334	8,334	0	0.00%
Curtis & Jennifer Sorenson	16,667	16,667	0	0.00%
Daniel Perry	5,000	5,000	0	0.00%
Larry & Lois Signalness	16,667	16,667	0	0.00%
Larry Sorenson	16,667	16,667	0	0.00%
Daniel Perry	3,333	3,333	0	0.00%
Douglas Matsumori	8,333	8,333	0	0.00%

Total	6,056,777	6,056,777	0	0.00%

(1)

All shares were issued or are issuable pursuant to the exercise of currently outstanding warrants to purchase Common stock. All such Warrants are owned of record and beneficially unless otherwise indicated. Beneficial ownership information for the selling stockholders is provided as of April 23, 2020 and based upon information provided by the selling stockholders or otherwise known to us.

(2)	Assumes the sale of all shares of common stock registered pursuant to this prospectus. The selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

25

In connection with the sale of the securities or interests therein, and in compliance with applicable laws and regulations, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

26

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.00001 per share, and 20,000,000 shares of preferred stock, par value $0.00001 per share, the rights and preferences of which may be established from time to time by our board. As of February 10, 2021, there were 35,603,682 shares of Common Stock and 23,400 shares of Preferred Stock issued with none outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors, and do not have cumulative voting rights. Subject to the rights of holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to any dividends that may be declared by our board. Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Holders of our common stock have no preemptive rights to purchase shares of our stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are, and the shares of common stock to be issued in the offering will be, upon payment therefor, fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Preferred Stock

Our board may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders. One of the effects of undesignated preferred stock may be to enable our board to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

●	Restricting dividends on the common stock;
●	diluting the voting power of the common stock;
●	impairing the liquidation rights of the common stock; or
●	delaying or preventing a change in control without further action by the stockholders.

Series A Convertible Preferred Stock

All of the shares of the Company’s previously issued Series A Convertible Preferred Stock were automatically converted as of July 27, 2018 and none remain outstanding.

27

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our shares of common stock are currently quoted on the OTCQB under the symbol “MMMB” The following table sets forth (i) the intra-day high and low sales price per share for our common stock, as reported on the OTCQB, for the fiscal years ended January 31, 2021, January 31, 2020 and January 31, 2019. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Fiscal Year Ended January 31, 2021	High	Low
First Quarter	$1.74	$0.85
Second Quarter	$2.43	$1.54
Third Quarter	$2.20	$1.66
Fourth Quarter	$2.20	$1.77

Fiscal Year Ended January 31, 2020	High	Low
First Quarter	$0.84	$0.64
Second Quarter	$0.69	$0.43
Third Quarter	$0.82	$0.38
Fourth Quarter	$1.50	$0.57

Fiscal Year Ended January 31, 2019	High	Low
First Quarter	$1.47	$1.10
Second Quarter	$1.14	$0.86
Third Quarter	$0.93	$0.65
Fourth Quarter	$0.93	$0.60

Holders

As of February 10, 2021, there were approximately 105 record holders of our common stock and there were 35,603,682 shares of our common stock issued and outstanding. Please see SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT for information related to the holdings of certain beneficial owners and management of the Company.

Transfer Agent and Registrar

Our transfer agent is Equity Stock Transfer, Inc., 237 W. 37th Street, Suite 602, New York, NY 10018, tel. (212) 575-5757.

Dividend Policy

We have never paid any cash dividends on our Common Stock and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements of our business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

The Securities Enforcement and Penny Stock Reform Act of 1990

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

28

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which:

●	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

●	contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Securities Act of 1934, as amended;

●	contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;

●	contains a toll-free telephone number for inquiries on disciplinary actions;

●	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

●	contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation;

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

●	the bid and offer quotations for the penny stock;

●	the compensation of the broker-dealer and its salesperson in the transaction;

●	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

●	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

Equity Compensation Plan Information

Stock Option Plan

The Company adopted the MamaMancini’s Holdings, Inc 2013 Incentive Stock and Award Plan (the “Plan”) as of January 1, 2013. The Plan provides for both incentive stock options and nonqualified stock options to be granted to employees, officers, consultants, independent contractors, directors and affiliates of the Company. The board of directors establishes the terms and conditions of all stock option grants, subject to the Plan and applicable provisions of the Internal Revenue Code. Incentive stock options must be granted at an exercise price not less than the fair market value of the common stock on the grant date. The options granted to participants owning more than 10% of the Company’s outstanding voting stock must be granted at an exercise price not less than 110% of the fair market value of the common stock on the grant date. The options expire on the date determined by the board of directors, but may not extend mare than 10 years from the grant date, while incentive stock options granted to participants owning more than 10% of the Company’s outstanding voting stock expire five years from the grant date. The vesting period for employees is generally over three years. The vesting Period for non-employees is determined based on the services being provided. The maximum number of shares of stock which may be delivered under the plan shall automatically increase by a number sufficient to cause the number of shares covered by the plan to equal 10% of the total number of shares of stock then outstanding on a fully diluted basis.

29

Under ASC Topic 718, the Company estimates the fair value of option awards on the date of grant using an option pricing model. The grant date fair value is recognized over the option vesting period, the period during which an employee is required to provide service in exchange for the award. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Under these standards, compensation cost for employee cost for employee stock-based awards is based on the estimated grant-date fair value and recognized over the vesting period of the applicable award on a straight-line basis. As of January 31, 2020, there were options to purchase 914,000 outstanding (779,000 of which were vested options) at an average exercise price of $0.73 per share.

Reports

We are subject to certain reporting requirements and will furnish annual financial reports to our stockholders, certified by our independent accountants, and will furnish unaudited quarterly financial reports in our quarterly reports filed electronically with the SEC. All reports and information filed by us can be found at the SEC website, www.sec.gov.

INTEREST OF NAMED EXPERT AND COUNSEL

Counsel

The Law Offices of Robert L. B. Diener, 41 Ulua Place, Haiku, HI 96708 was retained for the purpose of preparing this registration statement on Form S-1, rendering the legal opinion attached as an exhibit relative to the validity of the common stock to be issued pursuant to this Registration Statement and for an opinion letter to the auditor which was required to complete the audit enclosed herein. As payment for said service, the Law Office of Robert L. B. Diener estimates that the total fees payable to his firm will be $5,000. The Law Offices of Robert L. B. Diener is not receiving any contingent interest, fee or shares in the Company. The Law Office of Robert L. B. Diener is presently on a monthly retainer arrangement with the Company.

Independent Registered Accounting Firm

The financial statements of MamaMancini’s Holdings, Inc., as provided herein, have been audited by an independent registered public accounting firm. The audit firm that has provided the audited financials is Rosenberg Rich Baker Berman, P.A., Somerset, New Jersey. Rosenberg Rich Baker Berman, P.A. is not receiving any contingent interest, fee or shares in the Company.

INFORMATION WITH RESPECT TO THE REGISTRANT

Our History

MamaMancini’s Holdings, Inc. (formerly Mascot Properties, Inc.) was incorporated in the State of Nevada on July 22, 2009. Mascot Properties, Inc.’s (“Mascot”) activities since its inception consisted of trying to locate real estate properties to manage, primarily related to student housing, and services which included general property management, maintenance and activities coordination for residents. Mascot did not have any significant development of such business and did not derive any revenue. Due to the lack of results in its attempt to implement its original business plan, management determined it was in the best interests of the shareholders to look for other potential business opportunities.

On February 22, 2010, MamaMancini’s LLC was formed as a limited liability company under the laws of the state of New Jersey in order to commercialize our initial products. On March 5, 2012, the members of MamaMancini’s, LLC, holders of 4,700 units (the “Units”) of MamaMancini’s LLC, exchanged the Units for 15,000,000 shares of common stock and those certain options to purchase an additional 223,404 shares of MamaMancini’s Inc. (the “Exchange”). Upon consummation of the Exchange, MamaMancini’s LLC ceased to exist and all further business has been and continues to be conducted by MamaMancini’s Inc.

On January 24, 2013, Mascot, Mascot Properties Acquisition Corp, a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), MamaMancini’s Inc., a privately-held Delaware Corporation headquartered in New Jersey (“Mama’s”) and David Dreslin, an individual (the “Majority Shareholder”), entered into an Acquisition Agreement and Plan of Merger (the “Agreement”) pursuant to which the Merger Sub was merged with and into Mama’s, with Mama’s surviving as a wholly-owned subsidiary of the Company (the “Merger”). The transaction (the “Closing”) took place on January 24, 2013 (the “Closing Date”). Mascot acquired, through a reverse triangular merger, all of the outstanding capital stock of Mama’s in exchange for issuing Mama’s shareholders (the “Mama’s Shareholders”), pro-rata, a total of 20,054,000 shares of the Company’s common stock. As a result of the Merger, the Mama’s Shareholders became the majority shareholders of Mascot.

Immediately following the Closing of the Agreement, Mascot changed its business plan to that of Mama’s. On March 8, 2013, Mascot received notice from the Financial Industry Regulatory Authority (“FINRA”) that its application to change its name and symbol had been approved and effective Monday, March 11, 2013, Mascot began trading under its new name, “MamaMancini’s Holdings, Inc.” (“MamaMancini’s” or the “Company”) and under its new symbol, “MMMB”.

On November 1, 2017, MamaMancini’s, Joseph Epstein Food Enterprises, Inc., a New Jersey corporation (“JEFE”), and MMMB Acquisition, Inc., a Nevada corporation and wholly owned subsidiary of MamaMancini’s (“Merger Sub”), completed a merger transaction whereby JEFE merged with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of MamaMancini’s. Under the terms of the Merger Agreement and in connection with the merger, the Company acquired all assets of JEFE. The consideration for the transaction was (a) the extinguishment of the Inter-Company Loan between the parties, (b) the assumption by the Company of all JEFE accounts payable and accrued expenses (c) assumption by the Company of certain third-party loans to JEFE totaling approximately $782,000 and (d) indemnification of Carl Wolf with respect to his collateralization of a bank loan to JEFE in the amount of approximately $250,000. As a result of the transaction, (i) the Company became the sole shareholder of JEFE, which became a wholly-owned subsidiary of the Company. No cash or stock was exchanged in connection with the transaction.

30

Our Company

MamaMancini’s roots go back to our founder Dan Dougherty, whose grandmother Anna “Mama” Mancini emigrated from Bari, Italy to Bay Ridge, Brooklyn in 1921. Our products were developed using her old-world Italian recipes that were handed down to her grandson, Dan Dougherty. Today we market a line of all-natural specialty prepared, frozen and refrigerated foods for sale in retailers around the country. Our primary products include beef and turkey meatballs, meat loaf, chicken, sausage-related products and pasta entrees, all with slow cooked Italian Sauce.

Our products are all natural, contain a minimum number of ingredients and are generally derived from the original recipes of Anna “Mama” Mancini. Our products appeal to health-conscious consumers who seek to avoid artificial flavors, synthetic colors and preservatives that are used in many conventional packaged foods.

The United States Department of Agriculture (the “USDA”) defines all natural as a product that contains no artificial ingredients, coloring ingredients or chemical preservatives and is minimally processed. The Company’s products were submitted to the USDA and approved as all natural. The Food and Safety and Inspection Service (“FSIS”) Food Standards and Labeling Policy Book (2003) requires meat and poultry labels to include a brief statement directly beneath or beside the “natural” Label claim that “explains what is meant by the term natural i.e., that the product is a natural food because it contains no artificial ingredients and is only minimally processed”. The term “natural” may be used on a meat label or poultry label if the product does not contain any artificial flavor or flavoring, coloring ingredient, chemical preservative, or any other artificial or synthetic ingredient. Additionally, the term “all natural” can be used if the FSIS approves your product and label claims. The Company’s product and label claims have been approved by the FSIS to contain the all-natural label.

Additionally, the Company has recently commenced marketing of certain “meatless” versions of its product line under a Trademark Licensing Agreement with Beyond Meat, Inc.

Our products are principally sold to supermarkets and mass-market retailers. We currently have 26 different product offerings which are packaged in different sized retail and bulk packages. Our products are principally sold in multiple sections of the supermarket, including hot bars, salad bars, prepared foods (meals), sandwich, as well as cold deli and foods-to-go sections. Our products are also sold in the frozen food and fresh meat sections. We sell directly to both food retailers and food distributors.

Finally, we also sell our products on QVC through live on-air offerings, auto ship programs and for everyday purchases on their web site. QVC is the world’s largest direct to consumer marketer.

During the year ended January 31, 2020, the Company earned revenues from three customers representing approximately 46%, 11% and 10% of gross sales. During the year ended January 31, 2020, these three customers represented approximately 34%, 16% and 8% of total gross outstanding receivables, respectively. During the year ended January 31, 2019, the company earned revenues from two customers representing approximately 50% and 10% of gross sales. As of January 31, 2019, three customers represented approximately 44%, 19% and 13% of total gross outstanding receivables, respectively.

The Company continually reviews its accounts in order to focus on maximum performance, and as a result periodically eliminates under-performing accounts.

Industry Overview

Our products are considered specialty prepared foods, in that they are all natural, taste great, are authentic Italian and are made with high quality ingredients. The market for specialty and prepared foods spans several sections of the supermarket, including frozen, deli- prepared foods, and the specialty meat segment of the meat department.

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Our Strengths

We believe that the following strengths differentiate our products and our brand:

●

Authentic recipes and great taste. Our products are founded upon Anna “Mama” Mancini’s old-world Italian recipes. We believe the authenticity of our products has enabled us to build and maintain loyalty and trust among our current customers and will help us attract new customers. Additionally, we continuously receive positive customer testimonials regarding the great taste and quality of our products.

●

Healthy and convenient. Our products are made only from high quality natural ingredients, including domestic inspected beef, whole Italian tomatoes, genuine imported Pecorino Romano, real eggs, natural breadcrumbs, olive oil and other herbs and spices. Our products are also simple to prepare. Virtually every product we offer is ready-to-serve within 12 minutes, thereby providing quick and easy meal solutions for our customers. By including the sauce and utilizing a tray with our packaging, our meatballs can be prepared quickly and easily.

●

Great value. We strive to provide our customers with a great tasting product using all-natural ingredients at an affordable price. Typical retail prices for 16 oz. packages ranges from $4.99 to $7.99, and $5.99 to $9.99 for bulk products sold in delis or hot bars. We believe the sizes of our product offerings represent a great value for the price.

●

New products and innovation. Since our inception, we have continued to introduce new and innovative products. While we pride on ourselves on our traditional beef and turkey meatballs and meat loaf, we have continuously made efforts to grow and diversify our line of products while maintaining our high standards for all natural, healthy ingredients and great taste.

Customers/Management

●

Strong consumer loyalty. Many of our consumers are loyal and enthusiastic brand advocates. Our consumers trust us to deliver great-tasting products made with all-natural ingredients. Consumers have actively communicated with us through our website and/or social media channels. We believe that this consumer interaction has generated interest in our products and has inspired enthusiasm for our brand. We also believe that enthusiasm for our products has led and will continue to lead to repeat purchases and new consumers trying our products.

●

Experienced leadership. We have a proven and experienced senior management team. Our Chief Executive Officer and Chairman, Carl Wolf, has been with us since inception and has over 35 years of experience in the management and operations of food companies. Mr. Wolf was the founder, majority shareholder, Chairman of the Board, and CEO of Alpine Lace Brands, Inc., a public company engaged in the development, marketing and distribution of cheese, deli meats and other specialty food products, which was sold to Land O’Lakes, Inc. In addition, the other members of our board of directors also have significant experience in the food industry.

Our Growth Strategy

We are actively executing a strategy to build our brand’s reputation, grow sales and improve our product and operating margins by pursuing the following growth initiatives:

●

Increase product placements in the perimeter within retail locations. We strive for product placements in the perishable departments of retail locations. We believe adding shelf placements within the supermarkets that carry our products will increase customer awareness, leading to more consumers purchasing our products and expanding our market share.

●

Increase Sales in “Fresh” Section. Increase sales in the “Fresh” section (in the perimeter of the retainer), where there is significant sales growth and higher margins, over products in the “Frozen” section which are showing zero to negative growth.

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●	Increase retail locations. We intend to increase sales by expanding the number of retail stores that sell our products in the mainstream grocery and mass merchandiser channels.

●

Increase Overall Sales. We have an experienced sales staff and now employ one full time Vice President of Sales as well as our Co-Founder Dan Dougherty, Carl Wolf, our Chief Executive Officer and Chairman, and Matthew Brown, our President, each of whom is involved with selling to, and managing sales with, major supermarket chains. In addition, the Company has contracted with an independent consultant to manage sales opportunities in the food service area as well as an independent person to solicit sales in colleges and universities and independent delicatessens,

●

Expand food brokerage network. We currently work with retail food brokers nationwide and intend to add additional food brokers to increase our geographical coverage in the United States to approximately 90%.

●

Enhance awareness through marketing. We have increased our social media activity with Facebook, Twitter, Pinterest, and YouTube. We have also expanded our activity with Sirius Radio by 25% in calendar 2020 over 2019. We also engage with consumers through newsletter mailings, blogs, and special projects, including a bank of recipe videos and contests and giveaways. Targeted consumer merchandising activity, including virtual couponing, on-pack couponing, mail-in rebates, product demonstrations, and co-op retail advertising will continue into the future in order to increase sales and generate new customers.

●

Adding new products. Our market research and consumer testing enable us to identify attractive new product opportunities. We intend to continue to introduce new products in both existing and new product lines that appeal to a wide range of consumers.

●	Maintain a Strong Relationship with QVC. The Company currently offers various lines through QVC and intends to increase its product line offerings offered through QVC.

●	Increase Media Exposure. Increase the visibility of Dan Dougherty (Mancini) in the media as a product spokesman.

●	“Club Stores”. The Company is aggressively pursuing sales to “Club Stores”.

●	The Company is actively pursuing sales to Canada through a designated agent who is handling all necessary compliance issues.

Pricing

Our pricing strategy focuses on being competitively priced with other premium brands. Since our products are positioned in the authentic premium prepared food category, we maintain prices competitive with those of similar products and prices slightly higher than those in the commodity prepared foods section. This pricing strategy also provides greater long-term flexibility as we grow our product line through the growth curve of our products. Current typical retail prices for 16 oz. packages range from $4.99 to $7.99, and $5.99 to $9.99 per pound for prepared food products sold to delis or hot bars. Increases in raw materials costs, among other factors, may lead to us consider price increases in the future.

Suppliers/Manufacturers

As of January 31, 2020, approximately 90% of our products are internally produced by the Company’s wholly-owned subsidiary, Joseph Epstein Food Enterprises, Inc (“JEFE”). Approximately 10% are manufactured on an outsourced basis. None of our raw materials or ingredients are directly grown or produced by us. From time-to-time we negotiate with other manufacturers to supplement the Company’s manufacturing capability. We currently purchase modest quantities from other manufacturers. All of the raw materials and ingredients in our products are readily available and are readily ascertainable by our suppliers. We have not experienced any material shortages of ingredients or other products necessary to our operations and do not anticipate such shortages in the foreseeable future.

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Sales/Brokers

Our products are sold primarily through a commission broker network. We sell to large retail chains who direct our products to their own warehouses or to large food distributors.

The Company increased its sales management efforts with the result that the Company is now actively soliciting business with almost every major retail supermarket chain in the country. MamaMancini’s products are currently sold nationwide, with its greatest concentration in the Northeast and Southeast. In April 2019, the Company initiated a major sales effort into the food service, convenience store, export and special projects areas.

Marketing

The majority of our marketing activity has been generated through promotional discounts, consumer trial, consumer product tastings and demonstrations, in-store merchandising and signage, couponing, word of mouth, consumer public relations, social media, special merchandising events with retailers and consumer advertising.

Based on the Company’s metrics for determining brand awareness, which includes market studies and analysis of consumer recognition of the MamaMancini’s brand, the Company believes that brand awareness for MamaMancini’s has grown in the past 12 months.

Investments - Meatball Obsession

During 2011 the Company acquired a 34.62% interest in Meatball Obsession, LLC (“MO”) for a total investment of $27,032. This investment is accounted for using the equity method of accounting. Accordingly, investments are recorded at acquisition cost plus the Company’s equity in the undistributed earnings or losses of the entity. At December 31, 2011 the investment was written down to $0 due to losses incurred by MO. The Company’s ownership interest in MO has decreased due to dilution. At January 31, 2020 and 2019, the Company’s ownership interest in MO was 12% and 12%, respectively. One of our directors, Steven Burns, serves as the Chairman of the Board of Directors of Meatball Obsession. As of December 31, 2019, MO had wound down and ceased operations. Major accounts were transitioned to MamaMancini’s as a part of the wind down.

Competition

The gourmet and specialty pre-packaged and frozen food industry has many large competitors specializing in various types of cuisine from all over the world. Our product lines are currently concentrated on Italian specialty foods. While it is our contention that our competition is much more limited than the entire frozen and pre-packaged food industry based on our products’ niche market, there can be no assurances that we do not compete with the entire frozen and pre-packaged food industry. We believe our principal competitors include Quaker Maid, Hormel, Rosina Company, Inc., Casa Di Bertacchi, Inc., Farm Rich, Inc., Mama Lucia, Buona Vita, Inc., Taylor Farms and Kings Command.

Intellectual Property

Our current intellectual property consists of trade secret recipes and cooking processes for our products and four trademarks for “MamaMancini’s”, “Mac N’ Mamas”, “Sunday Dinner” and “The Meatball Lovers Meatball”. The recipes and use of the trademarks have been assigned in perpetuity to the Company.

We rely on a combination of trademark, copyright and trade secret laws to establish and protect our proprietary rights. We will also use technical measures to protect our proprietary rights.

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Royalty Agreement

In accordance with a Development and License Agreement (the “Development and License Agreement”) entered into on January 1, 2009 with Dan Dougherty relating to the use of his grandmother’s recipes for the products to be created by MamaMancini’s, Mr. Dougherty granted us a 50-year exclusive license (subject to certain minimum payments being made), with a 25-year extension option, to use and commercialize the licensed items. Under the terms of the Development and License Agreement, Mr. Dougherty shall develop a line of beef meatballs with sauce, turkey meatballs with sauce and other similar meats and sauces for commercial manufacture, distribution and sale (each a “Licensor Product” and collectively the “Licensor Products”). Mr. Dougherty shall work with us to develop Licensor Products that are acceptable to us. Upon acceptance of a Licensor Product by us, Mr. Dougherty’s trade secret recipes, formulas methods and ingredients for the preparation and production of such Licensor Products shall be subject to the Development and License Agreement. In connection with the Development and License Agreement, we pay Mr. Dougherty a royalty fee on net sales.

USDA approval / Regulations

Our food products, which are manufactured both in our own manufacturing facilities and in third-party facilities, are subject to various federal, state and local regulations and inspection, and to extensive regulations and inspections, regarding sanitation, quality, packaging and labeling. In order to distribute and sell our products outside the State of New Jersey, the third-party food processing facilities must meet the standards promulgated by the U.S. Department of Agriculture (the “USDA”). Our manufacturing processing facilities and products are subject to periodic inspection by federal, state, and local authorities. In January 2011, the FDA’s Food Safety Modernization Act was signed into law. The law will increase the number of inspections at food facilities in the U.S. in an effort to enhance the detection of food borne illness outbreaks and order recalls of tainted food products. The facilities in which our products are manufactured are inspected regularly and comply with all the requirements of the FDA and USDA.

We are subject to the Food, Drug and Cosmetic Act and regulations promulgated thereunder by the FDA. This comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, packaging, and safety of food. Under this program, the FDA regulates manufacturing practices for foods through, among other things, its current “good manufacturing practices” regulations, or GMP’s, and specifies the recipes for certain foods. Specifically, the USDA defines “all natural” as a product that contains no artificial ingredients, coloring ingredients or chemical preservatives and is minimally processed. The Company’s products were submitted to the USDA and approved as “all natural”. However, should the USDA change their definition of “all natural” at some point in the future, or should MamaMancini’s change their existing recipes to include ingredients that do not meet the USDA’s definition of “all natural”, our results of operations could be adversely affected.

The FTC and other authorities regulate how we market and advertise our products, and we are currently in compliance with all regulations related thereto, although we could be the target of claims relating to alleged false or deceptive advertising under federal and state laws and regulations. Changes in these laws or regulations or the introduction of new laws or regulations could increase the costs of doing business for us or our customers or suppliers or restrict our actions, causing our results of operations to be adversely affected.

Quality Assurance

We take precautions designed to ensure the quality and safety of our products. In addition to routine third-party inspections of our manufacturing facilities, we have instituted regular audits to address topics such as allergen control, ingredient, packaging and product specifications and sanitation. Under the FDA Food Modernization Act, both our own manufacturing facilities and each of our contract manufacturers are required to have a hazard analysis critical control points plan that identifies critical pathways for contaminants and mandates control measures that must be used to prevent, eliminate or reduce relevant food-borne hazards.

Our manufacturing facility is certified in the Safe Quality Food Program. These standards are integrated food safety and quality management protocols designed specifically for the food sector and offer a comprehensive methodology to manage food safety and quality simultaneously. Certification provides an independent and external validation that a product, process or service complies with applicable regulations and standards.

We work with suppliers who assure the quality and safety of their ingredients. These assurances are supported by our purchasing contracts or quality assurance specification packets, including affidavits, certificates of analysis and analytical testing, where required. The quality assurance staff within our manufacturing facility and within our contract manufacturers conduct periodic on-site routine audits of critical ingredient suppliers.

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OTHER

Employees

We currently have 26 employees.

Websites

The Company operates websites at www.mamamancinis.com.

LEGAL PROCEEDINGS

We are subject from time to time to litigation, claims and suits arising in the ordinary course of business. As of February 17, 2021, we were not a party to any material litigation, claim or suit whose outcome could have a material effect on our financial statements.

DESCRIPTION OF PROPERTY

Our principal executive office is located at 25 Branca Road East Rutherford, NJ 07073. We currently lease 24,213 square feet of space located in East Rutherford, NJ from Joseph Branca Partnership, Ltd for a current rental of $15,996 per month. The lease term runs through March 31, 2024 with renewal options through March 31, 2029. In addition, we lease an additional 1,077 square feet of space at 355 Murray Hill Parkway from CLN Associates, LLC for a current rental of $1,817 per month.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION OF OUR PLAN OF OPERATION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND RELATED NOTES TO THE FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS REPORT. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT RELATE TO FUTURE EVENTS OR OUR FUTURE FINANCIAL PERFORMANCE. THESE STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE OUR ACTUAL RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD- LOOKING STATEMENTS. THESE RISKS AND OTHER FACTORS INCLUDE, AMONG OTHERS, THOSE LISTED UNDER “FORWARD-LOOKING STATEMENTS” AND “RISK FACTORS” AND THOSE INCLUDED ELSEWHERE IN THIS REPORT.

Results of Operations for the Years ended January 31, 2020 and 2019

The following table sets forth the summary statements of operations for the years ended January 31, 2020 and 2019:

	Year Ended
	January 31, 2020	January 31, 2019
		(As Revised)
Sales - Net of Slotting Fees and Discounts	$34,837,447	$28,474,374
Gross Profit	$11,071,310	$9,893,885
Operating Expenses	$(8,987,886)	$(8,425,370)
Other Expenses	$(550,730)	$(1,015,016)
Net Income	$1,532,694	$453,499

For the year ended January 31, 2020 and 2019, the Company reported a net income of $1,532,694 and $453,499, respectively. The change in net income between the year ended January 31, 2020 and 2019 was primarily attributable to an increase in sales of 22% in addition to a decrease in other expenses.

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Sales: Sales, net of slotting fees and discounts increased by approximately 22% to $34,837,447 during the year ended January 31, 2020, from $28,474,374 during the year ended January 31, 2019. In addition, during the year ended January 31, 2020, the Company was able to increase its sales through new customers as well as its existing customer base.

Gross Profit: The gross profit margin was 32% for the year ended January 31, 2020 compared to 35% for the year ended January 31, 2019. During the year ended January 31, 2020, cost of sales included an increase in depreciation expense of approximately $255,000 (thereby reducing gross margin by approximately 1%) related to the significant plant capacity additions during the last 12 months. Gross margin also decreased slightly due to a change in product mix. In future periods the Company expects sales to increase from the current quarter level which should increase gross profit margin as plant efficiencies should take effect.

Operating Expenses: Operating expenses increased by 7% during the year ended January 31, 2020, as compared to the year ended January 31, 2019. Operating expenses decreased as a percentage of sales from 30% in 2019 to 26% in 2020. The $562,516 increase in total operating expenses is primarily attributable to the following increases in operating expenses:

●	Postage and freight of $580,428 due to increased sales and a slight increase in freight rates in the first part of the year, offset by lower rates in the last quarter;

●	Commission expense of $116,355 due to increased sales; and

●	Professional fees of $80,917 due to investor relations and investment banking activities.

These expense increases were offset by decreases in the following as well as minimal decreases in other expense categories:

●	Stock-based compensation for services rendered by employees and consultants decreased by $68,302 compared to the prior period; and

●	Advertising of $31,267 due to lower co-op ad expense as the mix of sales moved to everyday pricing which included merchandising events.

Other Expense: Other expenses decreased by $464,286 to $550,730 for the year ended January 31, 2020 as compared to $1,015,016 during the year ended January 31, 2019. For year ended January 31, 2020, other expenses consisted of $482,995 in interest expense incurred on the Company’s financing arrangements. In addition, the Company recorded $67,735 of amortization expense related to the debt discount. For year ended January 31, 2019, other expenses consisted of $881,702 in interest expense incurred on the Company’s financing arrangements. In addition, the Company recorded $133,314 of amortization expense related to the debt discount.

Liquidity and Capital Resources

The following table summarizes total current assets, liabilities and working capital at January 31, 2020 compared to January 31, 2019:

	January 31, 2020	January 31, 2019	Increase
		(As Revised)
Current Assets	$5,620,255	$4,763,000	$857,255
Current Liabilities	$4,208,231	$3,615,662	$592,569
Working Capital	$1,412,024	$1,147,338	$264,686

As of January 31, 2020, we had working capital of $1,412,024 as compared to a working capital of $1,147,338 as of January 31, 2019, an increase of $264,686. The increase in working capital is primarily attributable to an increase in accounts receivable of $1,077,063 and an increase in prepaid expenses of $97,090. These amounts were offset by a decrease in cash of $215,726, an increase in accounts payable and accrued expenses of $490,858 and a $177,912 increase in the current portion of lease obligations.

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Net cash provided by operating activities for the year ended January 31, 2020 and 2019 was $1,814,689 and $1,443,408, respectively. The net income for the year ended January 31, 2020 and 2019 was $1,532,694 and $453,499, respectively.

Net cash used in all investing activities for the year ended January 31, 2020 was $268,106 as compared to $1,033,724 for the year ended January 31, 2019, respectively, to acquire new machinery and equipment and leasehold improvements. Our capital expenditures are attributed to a Plant Expansion Project in progress since mid-2017 to expand plant capacity and efficiency to meet growing demand.

Net cash used in all financing activities for the year ended January 31, 2020 was $1,762,399 as compared to $381,597 used in financing activities for the year ended January 31, 2019. During the year ended January 31, 2020, the Company’s net borrowings on its line of credit increased by $385,314 over the prior year. These cash in-flows were offset by payments on its term loan of $2,058,337 and $89,376 paid for capital lease payments. During the year ended January 31, 2019, the Company received proceeds of $40,000 received from the exercise of options, proceeds of $213,250 from capital-leaseback transactions and proceeds of $2.8 million from the term loan. These net proceeds were offset by $7,812 of repayments on a related party notes payable, repayment of notes payable totaling $2,130,625, $120,446 for payment of debt issuance costs, net repayments of the line of credit of $90,356, payments of term loan of $1,058,615 and $26,993 paid for capital lease payments.

As reflected in the accompanying consolidated financial statements, the Company has net income and net cash provided by operations of $1,532,694 and $1,814,689, respectively, for the year ended January 31, 2020.

Although the expected revenue growth and control of expenses leads management to believe that it is probable that the Company’s cash resources will be sufficient to meet our cash requirements through the fiscal year ending January 31, 2021, the Company may require additional funding to finance the growth of its current and expected future operations as well as to achieve its strategic objectives. There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all. In that event, the Company would be required to change its growth strategy and seek funding on that basis, though there is no guarantee it will be able to do so.

Off-Balance Sheet Arrangements

As of January 31, 2020 and 2019, we had no off-balance sheet arrangements.

Seasonality

Our operating results are not affected by seasonality.

Inflation

Our business and operating results are not affected in any material way by inflation.

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Results of Operations for the Three Months ended October 31, 2020 and 2019

The following table sets forth the summary statements of operations for the three months ended October 31, 2020 and 2019:

	Three Months Ended
	October 31, 2020	October 31, 2019
Sales - Net of Slotting Fees and Discounts	$9,898,991	$9,267,036
Gross Profit	$3,125,329	$2,900,952
Operating Expenses	$(2,338,201)	$(2,397,352)
Other Expenses	$(52,986)	$(94,985)
Net Income	$734,142	$408,615

For the three months ended October 31, 2020 and 2019, the Company reported net income of $734,142 and $408,615, respectively. The change in net income between the three months ended October 31, 2020 and 2019 was primarily attributable to an increase in sales of 7% and an increase in gross profit (32% of sales as discussed below) and in addition to a decrease in interest expense and only a modest decrease in operating expenses (24% of sales as discussed below).

Sales: Sales, net of slotting fees and discounts increased by approximately 7% to $9,898,991 during the three months ended October 31, 2020, from $9,267,036 during the three months ended October 31, 2019. During the three months ended October 31, 2020, the Company was able to increase its sales through new customers as well as its existing customer base. The effect of COVID-19 slowed new placements in the third quarter and are expected to resume in the fourth quarter.

Gross Profit: The gross profit margin was 32% for the three months ended October 31, 2020 compared to 31% for the three months ended October 31, 2019. Gross margin increased due to plant operating efficiencies.

Operating Expenses: Operating expenses decreased by 2% during the three months ended October 31, 2020, as compared to the three months ended October 31, 2019. Operating expenses decreased as a percentage of sales from 26% in three months ended October 31, 2019 to 24% in three months ended October 31, 2020. The $59,151 change in total operating expenses is primarily attributable to the following increases in operating expenses:

●	Postage and freight of $111,881 due to increased sales and slightly lower freight costs over the prior year,

●	Payroll and related expenses of $64,609 due to the addition of a Senior Executive in February 2020,

●	Commission expense of $55,865 directly related to increased sales, and

These expense increases were offset by a decrease in the following as well as minimal decreases in other expense categories:

●	Advertising and promotion of $203,847 due to lower promotional expenses for merchandising, offset by higher spending on a Sirius Radio Campaign, and

●	Professional fees of $34,153 due to a decrease in investor relations activities in comparison to the prior year.

Other Expense: Other expenses decreased by $41,999 to $52,986 for the three months ended October 31, 2020 as compared to $94,985 during the three months ended October 31, 2019. For three months ended October 31, 2020, other expenses consisted of $45,822 in interest expense incurred on the Company’s financing arrangements. In addition, the Company recorded $7,164 of amortization expense related to the debt discount. For three months ended October 31, 2019, other expenses consisted of $89,635 in interest expense incurred on the Company’s financing arrangements. In addition, the Company recorded $5,350 of amortization expense related to the debt discount.

Results of Operations for the Nine Months ended October 31, 2020 and 2019

The following table sets forth the summary statements of operations for the nine months ended October 31, 2020 and 2019:

	Nine Months Ended
	October 31, 2020	October 31, 2019
Sales - Net of Slotting Fees and Discounts	$31,384,394	$24,731,305
Gross Profit	$10,067,010	$7,963,402
Operating Expenses	$(7,497,163)	$(6,529,294)
Other Expenses	$(189,736)	$(311,519)
Net Income	$2,380,111	$1,122,589

For the nine months ended October 31, 2020 and 2019, the Company reported net income of $2,380,111 and $1,122,589, respectively. The change in net income between the nine months ended October 31, 2020 and 2019 was primarily attributable to an increase in sales of 27% and stable gross profit (32% of sales as discussed below) in addition to a decrease in interest expense offset by increases in operating expenses (24% of sales, a 2% decrease from the prior year, as discussed below).

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Sales: Sales, net of slotting fees and discounts increased by approximately 27% to $31,384,394 during the nine months ended October 31, 2020, from $24,731,305 during the nine months ended October 31, 2019. During the nine months ended October 31, 2020, the Company was able to increase its sales through new customers as well as its existing customer base. COVID-19 had the effect of, consumer hoarding of food and increasing inventory build at retailers in the first quarter of the year but slowed new placements in the third quarter. The Company expects new placements to revert back to normal levels in the fourth quarter of this fiscal year.

Gross Profit: The gross profit margin was 32% for the nine months ended October 31, 2020 compared to 32% for the nine months ended October 31, 2019. Gross margins remained the same as a percentage of sales, due to short term higher beef raw material prices, offset by higher plant operations efficiency.

Operating Expenses: Operating expenses increased by 15% during the nine months ended October 31, 2020, as compared to the nine months ended October 31, 2019. Operating expenses decreased as a percentage of sales from 26% in 2019 to 24% in 2020. The $967,869 increase in total operating expenses is primarily attributable to the following increases in operating expenses:

●	Postage and freight of $503,432 due to increased sales and change of customer mix;

●	Commission expense of $263,760 directly related to increased sales;

●	Payroll and related expenses of $221,653 due to the addition of a Senior Executive in February 2020;

●	Professional fees of $107,453 due to an increase in investor relations and investment banking activities; and

●	Royalty expenses of $79,511 due to the increase in sales.

These expense increases were offset by decrease in the following as well as minimal decreases in other expense categories:

●	Advertising and promotion of $289,041 due to lower promotional expenses for merchandising activity related to higher sales, and increased spending on a Sirius Radio advertising campaign; and

●	Trade show and travel expenses of $65,609 due to reduced need for travel and the elimination of in person trade shows due to COVID-19.

Other Expense: Other expenses decreased by $121,783 to $189,736 for the nine months ended October 31, 2020 as compared to $311,519 during the nine months ended October 31, 2019. For nine months ended October 31, 2020, other expenses consisted of $171,872 in interest expense incurred on the Company’s financing arrangements. In addition, the Company recorded $17,864 of amortization expense related to the debt discount. For nine months ended October 31, 2019, other expenses consisted of $293,531 in interest expense incurred on the Company’s financing arrangements. In addition, the Company recorded $17,988 of amortization expense related to the debt discount.

Liquidity and Capital Resources

The following table summarizes total current assets, liabilities and working capital at October 31, 2020 compared to January 31, 2020:

	October 31, 2020	January 31, 2020	Increase
Current Assets	$7,332,094	$5,620,255	$1,711,839
Current Liabilities	$3,837,835	$4,208,231	$370,396
Working Capital	$3,494,259	$1,412,024	$2,082,235

As of October 31, 2020, we had working capital of $3,494,259 as compared to a working capital of $1,412,024 as of January 31, 2020, an increase of $2,082,235. In addition to the increase in sales and net income, the increase in working capital is primarily attributable to an increase in cash of $1,399,160, an increase in inventories of $313,870, an increase in prepaid expenses of $38,784, a decrease in accounts payable and accrued expenses $39,669 and a net decrease of $330,727 in the current portion of lease and debt obligations. These amounts were offset by a decrease in accounts receivable of $39,975.

Net cash provided by operating activities for the nine months ended October 31, 2020 and 2019 was $2,518,012 and $975,848, respectively. Cash provided by operations is primarily attributable to the net income for the nine months ended October 31, 2020 and 2019 of $2,380,111 and $1,122,589, respectively.

Net cash used in all investing activities for the nine months ended October 31, 2020 was $320,332 as compared to $163,186 for the nine months ended October 31, 2019, respectively, to acquire new machinery and equipment and leasehold improvements. Our capital expenditures are attributed to a Plant Expansion Project in progress since mid-2017 to expand plant capacity and efficiency to meet growing demand.

Net cash used in all financing activities for the nine months ended October 31, 2020 was $798,520 as compared to $811,497 for the nine months ended October 31, 2019. During the nine months ended October 31, 2020, the Company received proceeds of $330,505 from the Paycheck Protection Program promissory note and proceeds of $2,742,897 from the exercise of options and warrants. The Company returned the $330,505 received from the Paycheck Protection Program in May 2020. These cash in-flows were offset by payments on its line of credit of $2,347,348, payments on its term loan of $441,663, payments of $641,844 on the related party loans and $110,562 paid for capital lease payments. During the nine months ended October 31, 2019, the Company made net borrowings on the line of credit of $285,314. These cash in-flows were offset by net payments of term loan of $1,033,336 and $63,475 paid for capital lease payments.

As reflected in the accompanying consolidated financial statements, the Company has net income and net cash provided by operations of $2,380,111 and $2,518,012, respectively, for the nine months ended October 31, 2020.

Although the expected revenue growth and control of expenses lead management to believe that it is probable that the Company’s cash resources will be sufficient to meet its cash requirements through the fiscal year ending January 31, 2021 based on current and projected levels of operation, the Company may require additional funding to finance growth and achieve its strategic objectives. If such financing is required, there can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all. In the event funding is not available on reasonable terms, the Company might be required to change its growth strategy and/or seek funding on an alternative basis, but there is no guarantee it will be able to do so. Because of the rapidly changing environment in response to COVID-19, the current expectations of the Company may be altered as conditions change.

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Recent Accounting Pronouncements

In October 2016, the FASB issued ASU 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other than Inventory”, which eliminates the exception that prohibits the recognition of current and deferred income tax effects for intra-entity transfers of assets other than inventory until the asset has been sold to an outside party. The updated guidance is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption of the update is permitted. The adoption of the new standard did not have a significant impact on the Company’s condensed consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement”. This update is to improve the effectiveness of disclosures in the notes to the financial statements by facilitating clear communication of the information required by U.S. GAAP that is most important to users of each entity’s financial statements. The amendments in this update apply to all entities that are required, under existing U.S. GAAP, to make disclosures about recurring or nonrecurring fair value measurements. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. The adoption of the new standard did not have a significant impact on the Company’s condensed consolidated financial statements.

In August 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) ASU 2018-15, “Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract”. The amendments in this update align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The Company adopted this guidance on February 1, 2020 on a prospective basis.

In December 2019, the FASB issued authoritative guidance intended to simplify the accounting for income taxes (ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”). This guidance eliminates certain exceptions to the general approach to the income tax accounting model and adds new guidance to reduce the complexity in accounting for income taxes. This guidance is effective for annual periods after December 15, 2020, including interim periods within those annual periods. The Company is currently evaluating the potential impact of this guidance on its consolidated financial statements.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying consolidated financial statements.

Critical Accounting Policies

Our condensed consolidated financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States (“GAAP”). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenues and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 2 of our condensed consolidated financial statements.

COVID-19 Pandemic

In December 2019, an outbreak of a novel strain of coronavirus (COVID-19) originated in Wuhan, China, and has since spread to a number of other countries, including the United States. On March 11, 2020, the World Health Organization characterized COVID-19 as a pandemic. In addition, as of the time of the filing of this Annual Report on Form 10-K, several states in the United States, including New Jersey, where the Company is headquartered, have declared states of emergency, and several countries around the world, including the United States, have taken steps to restrict travel. While all of the Company’s operations are located in the United States, it participates in a global supply chain, and the existence of a worldwide pandemic, the fear associated with COVID-19, or any pandemic, and the reactions of governments around the world in response to COVID-19, or any, pandemic, to regulate the flow of labor and products and impede the travel of personnel, may impact its ability to conduct normal business operations, which could adversely affect the Company’s results of operations and liquidity. Disruptions to the Company’s supply chain and business operations, or to its suppliers’ or customers’ supply chains and business operations, could include disruptions from the closure of supplier and manufacturer facilities, interruptions in the supply of raw materials and components, personnel absences, or restrictions on the shipment of its suppliers’ or customers’ products, any of which could have adverse ripple effects on the Company’s manufacturing output and delivery schedule. If the Company needs to close any of its facilities or a critical number of our employees become too ill to work, the production ability could be materially adversely affected in a rapid manner. Similarly, if the Company’s customers experience adverse business consequences due to COVID-19, or any other pandemic, demand for its products could also be materially adversely affected in a rapid manner. Global health concerns, such as COVID-19, could also result in social, economic, and labor instability in the countries and localities in which the Company or its suppliers and customers operate. Any of these uncertainties could have a material adverse effect on the business, financial condition or results of operations. In addition, a catastrophic event that results in the destruction or disruption of the Company’s data centers or its critical business or information technology systems would severely affect the ability to conduct normal business operations and, as a result, the operating results would be adversely affected.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Since inception until the present time, the principal independent accounting firm for the Company has not resigned, declined to stand for reelection or been dismissed. We have no disagreements with our independent registered public accounting firm on any matter of accounting principles or with any financial statement disclosures.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table discloses our directors and executive officers as of February 10, 2021.

Name	Age	Position

Carl Wolf	77	Chief Executive Officer and Chairman of the Board of Directors

Matthew Brown	52	President and Director

Lawrence Morgenstein	70	Chief Financial Officer

Steven Burns	60	Executive Vice President and Director

Alfred D’Agostino	67	Director

Thomas Toto	66	Director

Dean Janeway	77	Director

Carl Wolf has over 35 years of experience in the management and operations of companies in the food industry. Mr. Wolf has served as Chief Executive Officer and Chairman of the Board of MamaMancini’s from February 2010 through the Present. Mr. Wolf was the founder, majority shareholder, Chairman of the Board, and CEO of Alpine Lace Brands, Inc., a NASDAQ-listed public company with over $125 million in wholesale sales. He also founded, managed, and sold MCT Dairies, Inc., a $60 million international dairy component resource company. Other experience in the food industry includes his role as Co-chairman of Saratoga Beverage Company, a publicly traded (formerly NASDAQ: TOGA) bottled water and fresh juice company prior to its successful sale to a private equity firm. Mr. Wolf served an advisor to Mamma Sez Biscotti, a snack and bakery product company (which was sold in a later period to Nonnis, the largest biscotti company in the United States) from 2002 to 2004. Previously he served as Director and on the Audit and Development committees of American Home Food Products, Inc. a publicly traded marketer Artisanal Brand Cheeses, from 2007 to 2009. Mr. Wolf also served as Chairman of the Board of Media Bay, which was a NASDAQ-listed public company which ally traded direct seller of spoken word through its audio book club and old-time radio classic activities and download spoken content, from 2002 to 2004.

Mr. Wolf received his B.A. in 1965 from Rutgers University (Henry Rutgers Scholar) and his M.B.A. in 1966 from the University of Pittsburgh (with honors).

In evaluating Mr. Wolf’s specific experience, qualifications, attributes and skills in connection with his appointment to our board, we took into account his numerous years of experience in the food industry, as a serial entrepreneur in growing business, his knowledge of publicly traded companies, and his proven track record of success in such endeavors.

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Matthew Brown has over 20 years of experience in the sales and marketing of products in the food industry. Beginning in February 2010 through the present, he has served as President of MamaMancini’s. From April 2001 until January of 2012, he served as the President of Hors D’oeuvres Unlimited, overseeing the day to day operations of their food manufacturing business. He previously worked as a marketing associate from September 1993 to December 1998 at Kraft Foods, Inc., where he dealt with numerous aspects of the company’s marketing of their food products.

Mr. Brown received his B.A. from the University of Michigan in 1991 and his M.B.A. from the University of Illinois in 1993.

In evaluating Mr. Brown’s specific experience, qualifications, attributes and skills in connection with his appointment to our board, we took into account his numerous years of experience in sales and marketing, and his proven track record of success in such endeavors.

Lawrence Morgenstein has been Chief Financial Officer of the Company since April 1, 2018. He has been previously employed as Controller for Emerging Power, Inc. from July 7, 2016 through January 12, 2018. He was also employed by Elaut USA, Inc. from April 4, 2013 through July 3, 2016. He was controller of Mama Mia Produce from March 2010 to April 2013. Mr. Morgenstein was Corporate Controller & VP of Finance. Mr. Morgenstein holds a BS in Economics from Rider University in 1972. He further holds an MBA from Rutgers University GSB in 1976.

Steven Burns been Executive Vice President of the Company since February 1, 2020. He has over 20 years of experience in the management and operations of various companies. Mr. Burns has served as a director of MamaMancini’s from February 2010 through the present. Beginning in June 2011 and still presently, he serves as the Chairman of the Board of Directors of Meatball Obsession, LLC. Additionally, beginning in 2006 and still Presently he works as the President and CEO of Point Prospect, Inc., where he oversees the day to day operations of the company, which primarily deal with investments and services in real estate, clean and efficient energy sources, high-quality and healthy food services, and healthcare technology. Prior to that, for a period of 24 years he worked at and was senior executive at Accenture where he led the U.S. Health Insurance Industry Program comprised of approximately 600 professionals. He also has sat on various financial committees and boards of directors throughout his career.

Mr. Burns received his B.S. in Business Management from Boston College in 1982.

In evaluating Mr. Burns’ specific experience, qualifications, attributes and skills in connection with his appointment to our board, we took into account his numerous years of experience in serving on board of directors, his knowledge of running and managing companies, and his proven track record of success in such endeavors.

Alfred D’Agostino has over 34 years of experience in the management and ownership of food brokerage and food distribution companies. Mr. D’Agostino has served as a director of MamaMancini’s from February 2010 through the Present. Beginning in March 2001 and still presently, he serves as the President for WorldWide Sales Inc., a perishable food broker that services the New York / New Jersey Metropolitan and Philadelphia marketplace. Prior to this he worked from September 1995 until February 2001 as Vice- President of the perishable business unit at Marketing Specialists, a nationwide food brokerage. Previously, from February 1987 until August 1995 he worked as a Partner for the perishable division of Food Associates until its merger with Merket Enterprises.

In evaluating Mr. D’Agostino’s specific experience, qualifications, attributes and skills in connection with his appointment to our board, we took into account his numerous years of experience in the food brokerage and other food related industries, his knowledge of running and managing companies, and his proven track record of success in such endeavors.

Mr. D’Agostino received his B.S. in Business Management from the City College of New York in 1974.

Thomas Toto has over 32 years of experience in the management and ownership of food brokerage and food distribution companies. Mr. Toto has served as a director of MamaMancini’s from February 2010 through the Present. Beginning in June 2009 and still presently, he serves as the Senior Business manager for WorldWide Sales Inc., a perishable food broker that services the New York / New Jersey Metropolitan and Philadelphia marketplace. Prior to this he worked from September 2007 until May 2009 as a Division President for DCI Cheese Co., a company that imported and distributed various kinds of cheeses. Previously from March 1993 until September 2007 he was the President and owner of Advantage International Foods Corporation, where he ran the day-to-day operations of importing and distributing cheeses around the world.

Mr. Toto received his B.A. from Seton Hall University in 1976 and his M.B.A. from Seton Hall University in 1979.

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In evaluating Mr. Toto’s specific experience, qualifications, attributes and skills in connection with his appointment to our board, we took into account his numerous years of experience in the food brokerage and other food related industries, his knowledge of running and managing companies, and his proven track record of success in such endeavors.

Dean Janeway has served as a director of MamaMancini’s since 2012. Mr. Janeway is an executive with more than 40 years of broad leadership skills and extensive experience in the areas of corporate strategy, business development, operational oversight and financial management. From 1966 through 2011, Mr. Janeway served in various positions at Wakefern Food Corp., the largest retailer- owned cooperative in the United States. From 1966 through 1990, Mr. Janeway advanced through various positions of increasing responsibility including positions in Wakefern’s accounting, merchandising, dairy-deli, and frozen foods divisions. From 1990 through 1995 Mr. Janeway provided oversight for all of Wakefern’s procurement, marketing, merchandising, advertising and logistics divisions. From 1995 until his retirement in 2011, Mr. Janeway served as President and Chief Operating Officer of “Wakefern” providing primary oversight for the company’s financial and treasury functions, human resources, labor relations, new business development, strategic acquisitions, government relations, corporate social responsibility, sustainability initiatives and member relations. Mr. Janeway previously served as the chairman for the National Grocers Association from 1993 through 2001. From 2009 through the present, Mr. Janeway has served as the Chairman of the Foundation for the University of Medicine and Dentistry of New Jersey.

The Board of Directors determined that Mr. Janeway’s qualifications to serve as a director include his notable business and leadership experience in the all areas of management, particularly in the food industry. He also has experience in the area of wholesale distribution, due to his past position at Wakefern and his knowledge of running and managing companies and his proven track record of success in such endeavors will be invaluable to the Company going forward.

Mr. Janeway received his B.A. in Marketing from Rutgers University, and his M.B.A from Wharton School of Business, University of Pennsylvania.

Family Relationships

Mr. Matthew Brown, our Chief Operating Officer, is the son-in-law of Mr. Carl Wolf, our Chief Executive Officer.

Board Committees and Charters

Our board of directors has established the following committees: an audit committee, a compensation committee and a nominating/corporate governance committee. Copies of each committee’s charter are posted on our website, www.mamamancini’s.com. Our board of directors may from time to time establish other committees.

Audit Committee

The purpose of the Audit Committee is to oversee the processes of accounting and financial reporting of the Company and the audits and financial statements of the Company. The Audit Committee’s primary duties and responsibilities are to:

●	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance.

●	Monitor the independence and performance of the Company’s independent auditors and the Company’s accounting personnel.

●	Provide an avenue of communication among the independent auditors, management, the Company’s accounting personnel, and the Board.

●	Appoint and provide oversight for the independent auditors engaged to perform the audit of the financial statements.

●	Discuss the scope of the independent auditors’ examination.

●	Review the financial statements and the independent auditors’ report.

●	Review areas of potential significant financial risk to the Company.

●	Monitor compliance with legal and regulatory requirements.

●	Solicit recommendations from the independent auditors regarding internal controls and other matters.

●	Make recommendations to the Board.

●	Resolve any disagreements between management and the auditors regarding financial reporting.

●	Prepare the report required by Item 407(d) of Regulation S-K, as required by the rules of the Securities and Exchange Commission (the “SEC”).

●	Perform other related tasks as requested by the Board.

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The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

Our Audit Committee consists of Mr. Burns and Mr. Toto. Mr. Toto serves as the Chairman of our Audit Committee. Mr. Burns is our Audit Committee financial expert as currently defined under applicable SEC rules.

Compensation Committee

The Compensation Committee’s responsibilities include, but are not limited to, the responsibilities which are required under the corporate governance rules of NASDAQ, including the responsibility to determine compensation of the Chairman of the Board, the Chief Executive Officer (“CEO”), the President and all other executive officers. The Compensation Committee’s actions shall generally be related to overall considerations, policies and strategies.

The following are specific duties and responsibilities of the Compensation Committee:

●

Review the competitiveness of the Company’s executive compensation programs to ensure (a) the attraction and retention of corporate officers, (b) the motivation of corporate officers to achieve the Company’s business objectives, and I the alignment of the interests of key leadership with the long-term interests of the Company’s stockholders.

●

Review and determine the annual salary, bonus, stock options, other equity-based incentives, and other benefits, direct and indirect, of the Company’s executive officers, including development of an appropriate balance between short-term pay and long-term incentives while focusing on long-term stockholder interests.

●	Determine salary increases and bonus grants for the Chairman of the Board, the CEO, the President and all other executive officers of the Company.

●	Review and approve corporate goals and objectives for purposes of bonuses and long- term incentive plans.

●	Review and approve benefit plans, including equity incentive plans, and approval of individual grants and awards.

●	Review and approve employment or other agreements relating to compensation for the Chairman of the Board, the CEO, the President and the other executive officers of the Company.

●

Review and discuss with management the Company’s CD&A and recommend to the Board that the CD&A be included in the annual report on Form 10-K and/or proxy statement in accordance with applicable SEC rules.

●	If required by SEC rules, provide a Compensation Committee Report on executive compensation to be included in the Company’s annual proxy statement in accordance with applicable SEC rules.

●	Perform an annual evaluation of the performance of the Chairman of the Board, the CEO, the President and the other executive officers.

●	Perform an annual review of non-employee director compensation programs and recommend changes thereto to the Board when appropriate.

●	Plan for executive development and succession.

●	Review and approve all equity-based compensation plans and amendments thereto, subject to any stockholder approval under the listing standards of NASDAQ.

●

Recommend an appropriate method by which stockholder concerns about compensation may be communicated by stockholders to the Committee and, as the Committee deems appropriate, to respond to such stockholder concerns.

●	Perform such duties and responsibilities as may be assigned by the Board to the Committee under the terms of any executive compensation plan, incentive compensation plan or equity-based plan.

●

Review risks related to the Company’s compensation policies and practices and review and discuss, at least annually, the relationship between the Company’s risk management policies and practices, corporate strategy and compensation policies and practices.

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Our Compensation Committee consists of Mr. D’Agostino, and Mr. Janeway. Mr. D’Agostino serves as the Chairman of our Compensation Committee.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee’s responsibilities include, but are not limited to, the responsibilities which are required under the corporate governance rules of NASDAQ, including the responsibilities to identify individuals who are qualified to become directors of the Company, consistent with criteria approved by the Board, and make recommendations to the Board of nominees, including Stockholder Nominees (nominees whether by appointment or election at the Annual Meeting of Stockholders) to serve as a directors of the Company. To fulfill its purpose, the responsibilities and duties of the Nominating/Corporate Governance Committee are as follows:

●

Evaluate, in consultation with the Chairman of the Board and Chief Executive Officer (“CEO”), the current Composition, size, role and functions of the Board and its committees to oversee successfully the business and affairs of the Company in a manner consistent with the Company’s Corporate Governance Guidelines and make recommendations to the Board for approval.

●

Determine, in consultation with the Chairman of the Board and CEO, director selection criteria consistent with the Company’s Corporate Governance Guidelines and conduct searches for prospective directors whose skills and attributes reflect these criteria.

●	Assist in identifying, interviewing and recruiting candidates for the Board.

●

Evaluate, in consultation with the Chairman of the Board and CEO, nominees, including nominees nominated by stockholders in accordance with the provisions of the Company’s Bylaws, and recommend nominees for election to the Board or to fill vacancies on the Board.

●	Before recommending an incumbent, replacement or additional director, review his or her qualifications, including capability, availability to serve, conflicts of interest, and other relevant factors.

●

Evaluate, in consultation with the Chairman of the Board and CEO and make recommendations to the Board concerning the appointment of directors to Board committees and the selection of the Chairman of the Board and the Board committee chairs consistent with the Company’s Corporate Governance Guidelines.

●	Determine the methods and execution of the annual evaluations of the Board’s and each Board committee’s effectiveness and support the annual performance evaluation process.

●

Evaluate and make recommendations to the Board regarding director retirements, director re-nominations and directors’ changes in circumstances in accordance with the Company’s Corporate Governance Guidelines.

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●	Review and make recommendations to the Board regarding policies relating to directors’ compensation, consistent with the Company’s Corporate Governance Guidelines.

●

As set forth herein, monitor compliance with, and at least annually evaluate and make recommendations to the Board regarding, the Company’s Corporate Governance Guidelines and overall corporate governance of the Company.

●	Assist the Board and the Company’s officers in ensuring compliance with an implementation of the Company’s Corporate Governance Guidelines.

●	Develop and implement continuing education programs for all directors, including orientation and training programs for new directors.

●	Annually evaluate and make recommendations to the Board regarding the Committee’s performance and adequacy of this Charter.

●	Review the Code of Ethics periodically and propose changes thereto to the Board, if appropriate.

●

Review requests from outside the Committee for any waiver or amendment of the Company’s Code of Business Conduct and Ethics and recommend to the Board whether a particular waiver should be granted or whether a particular amendment should be adopted.

●	Oversee Committee membership and qualifications and the performance of members of the Board.

●	Review and recommend changes in (i) the structure and operations of Board Committees, and (ii) Committee reporting to the Board.

●	Make recommendations annually to the Board as to the independence of directors under the Corporate Governance Guidelines.

●

Review and make recommendations to the Board regarding the position the Company should take with respect to any proposals submitted by stockholders for approval at any annual or special meeting of stockholders.

●	Regularly report on Committee activities and recommendations to the Board.

●

Perform any other activities consistent with this Charter, the Company’s Certificate of Incorporation and Bylaws, as amended from time to time, the NASDAQ company guide, and any governing law, as the Board considers appropriate and delegates to the Committee.

Our Nominating/Corporate Governance Committee consists of Mr. Janeway and Mr. D’Agostino, with Mr. Janeway serving as the Chairman.

Code of Business Conduct and Ethics

Effective January 21, 2014, the Board of Directors (the “Board”) of MamaMancini’s Holdings, Inc. (the “Company”) adopted a Code of Ethics (the “Code of Ethics”) applicable to the Company and all subsidiaries and entities controlled by the Company and the Company’s directors, officers and employees. Compliance with the Code of Ethics is required of all Company personnel at all times. The Company’s senior management is charged with ensuring that the Code of Ethics and the Company’s corporate policies will govern, without exception, all business activities of the Company. The Code of Ethics addresses, among other things, the use and protection of Company assets and information, avoiding conflicts of interest, corporate opportunities and transactions with business associates and document retention.

Involvement in Certain Legal Proceedings

During the past five years no director, person nominated to become a director, executive officer, promoter or control person of the Company has: (i) had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or (iv) been found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

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Compliance with Section 16(A) of the Exchange Act

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who beneficially own 10% or more of a class of securities registered under Section 12 of the Exchange Act to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Directors, executive officers and greater than 10% stockholders are required by the rules and regulations of the SEC to furnish the Company with copies of all reports filed by them in compliance with Section 16(a).

Based solely on our review of certain reports filed with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, the reports required to be filed with respect to transactions in our common stock during the period covered by this Annual Report on Form 10-K, were timely.

Legal Proceedings

There are no material proceedings to which any director or officer, or any associate of any such director or officer, is a party that is adverse to our Company or any of our subsidiaries or has a material interest adverse to our Company or any of our subsidiaries. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past ten years. No director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past ten years. No director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities during the past ten years. No director or officer has been found by a court to have violated a federal or state securities or commodities law during the past ten years.

Officers and Directors Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, the Company may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his or her position, if he or she acted in good faith and in a manner he or she reasonably believed to be in the Company’s best interest. The Company may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he or she is to be indemnified, the Company must indemnify the officer or director against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, then only by a court order. The indemnification coverage is intended to be to the fullest extent permitted by applicable laws.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to officers or directors under applicable state law, the Company is informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

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EXECUTIVE COMPENSATION

The following is a summary of the compensation we paid for each of the last two years ended January 31, 2020 and 2019, respectively (i) to the persons who acted as our principal executive officer during our fiscal year ended January 31, 2020 and (ii) to the person who acted as our next most highly compensated executive officer other than our principal executive officer who was serving as an executive officer as of the end of our last fiscal year.

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the years ended January 31, 2020 and January 31, 2019.

Name and Principal Position	Year(5)	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)
Carl Wolf
CEO/Chairman(1)	2020	$190,000	0	0	0	0	0	0	$190,000
	2019	$180,500	0	0	0	0	0	0	$180,500

Matt Brown
President(2)	2020	$211,000	0	0	0	0	0	0	$211,000
	2019	$180,000	0	0	0	0	0	0	$180,000

Lawrence Morgenstein CFO(3)	2020	$132,000	0	0	4,058	0	0	0	$136,058
	2019	$130,000	0	0	28,332	0	0	0	$158,332

1.	Mr. Wolf was appointed as Chief Executive Officer of the Company on January 24, 2013.

2.	Mr. Brown was appointed as President of the Company on January 24, 2013.

3.	Mr. Morgenstein was appointed as Chief Financial Officer on April 1, 2018.

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2020 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

STOCK AWARDS

						Number	Number of	Number	Payout
			Equity			of	Shares	of	Value of
			Incentive			Shares	or	Unearned	Unearned
			Plan			or Units	Units	Shares,	Shares,
			Awards:			of Stock	of	Units or	Units or
	Number of	Number of	Number of			That	Stock	Other	Other
	Securities	Securities	Securities			Have	That	Rights	Rights
	Underlying	Underlying	Underlying	Option		Not	Have	That	That
	Unexercised	Unexercised	Unexercised	Exercise	Option	Vested	Not	Have Not	Have Not
	Options (#)	Options (#)	Unearned	Price	Expiration	(#)	Vested	Vested	Vested
	Exercisable	Unexercisable	Options (#)	($)	Date	(g)	($)	(#)	(#)
Name (a)	(b)	I	(d)	I	(f)	(9)	(h)	(i)	(j)
Carl Wolf
Chief Executive Officer(1)	0	0	0	0

Matthew Brown
President(2)	0	0	0	0

Steven Burns
Executive Vice President; Director(3)	50,000	0	0	$0.39	4/13/2021
	25,000	0	0	$1.05	6/27/2022
	25,000	0	0	$0.80	9/3/2023
	25,000	25,000	0	$0.52	7/30/2024

Alfred D’Agostino
Director(4)	50,000	0	0	$0.39	4/13/2021
	25,000	0	0	$1.05	6/27/2022
	25,000	0	0	$0.80	9/3/2023
	25,000	25,000	0	$0.52	7/30/2024

Thomas Toto
Director(5)	50,000	0	0	$0.39	4/13/2021
	25,000	0	0	$1.05	6/27/2022
	25,000	0	0	$0.80	9/3/2023
	25,000	25,000	0	$0.52	7/30/2024

Dean Janeway
Director(6)	50,000	0	0	$0.39	4/13/2021
	25,000	0	0	$1.05	6/27/2022
	25,000	0	0	$0.80	9/3/2023
	25,000	25,000	0	$0.52	7/30/2024

Lawrence Morgenstein(7)
Chief Financial Officer	7,500	0	0	$0.733	9/30/2023
	5,000	2,500	0	$0.749	4/1/2024
	2,500	5,000	0	$0.70	10/1/2024

Brent Smith(8)	6,000	0	0	$0.60	5/2/2021
	12,000	0	0	$1.38	11/2/2022

Chris Styler(8)	18,000	-	0	$0.60	5/2/2021
	6,000	0	0	$1.38	11/2/2022

Dan Mancini (Dougherty)(8)	18,000	0	0	$0.60	5/2/2021
	25,000	25,000	0	$0.52	7/30/2024

Emma Rosario(8)	3,000	0	0	$0.60	5/2/2021
	6,000	0	0	$1.38	11/2/2022

Eric Felice(8)	12,000	0	0	$0.60	5/2/2021
	24,000	0	0	$1.38	11/2/2022

Joe Smith(8)	18,000	-	0	$0.60	5/2/2021
	30,000	0	0	$1.38	11/2/2022

John Kaminsky(8)	6,000	0	0	$0.60	5/2/2021
	6,000	0	0	$1.38	11/2/2022

Pete de Pasquale(8)	6,000	0	0	$0.60	5/2/2021

Priscilla Goldman(8)	6,000	0	0	$0.60	5/2/2021

Rich Franco(8)	6,000	0	0	$0.60	5/2/2021
	6,000	0	0	$1.38	11/2/2022

Scott Shaffer(8)	18,000	0	0	$0.60	5/2/2021

1.	Mr. Wolf was appointed as Chief Executive Officer of the Company on January 24, 2013

2.	Mr. Brown was appointed as President of the Company on January 24, 2013

3.	Mr. Burns was appointed as a director of the Company on January 24, 2013

4.	Mr. D’Agostino was appointed as a director of the Company on January 24, 2013

5.	Mr. Toto was appointed as a director of the Company on January 24, 2013

6. 7. 8.	Mr. Janeway was appointed as a director on January 24, 2013 Mr. Morgenstein was appointed Chief Financial Officer on April 1, 2018 Non-Management employee

9.	Shares vest upon a change of control of the Company

50

DIRECTOR COMPENSATION

Our executive officers who are members of our board of directors and the directors who are not considered independent under the corporate governance rules of the New York Stock Exchange do not receive compensation from us for their service on our board of directors. Accordingly, Mr. Wolf and Mr. Brown do not receive compensation from us for their service on our board of directors. Only those directors who are considered independent directors under the corporate governance rules of the New York Stock Exchange receive compensation from us for their service on our board of directors. Mr. Burns, Mr. D’Agostino, Mr. Toto and Mr. Janeway are to be paid $10,000 per annum for their service as members of the board, payable quarterly in Company common stock.

In June 2017, each of our directors were granted stock options to purchase 25,000 shares of the Company’s common stock at an exercise of $1.05. All such options vested quarterly over a one-year period and expire 5 years from the date of grant.

In September 2018, each of our directors were granted stock options to purchase 25,000 shares of the Company’s common stock at an exercise of $0.80. All such options vested quarterly over a one-year period and expire 5 years from the date of grant.

There is no formal arrangement with our board of directors for the granting of options. There is no assurance that the Company will continue to issue options to the board of directors or on what terms such issuance would occur. In addition, our Lead Director, Steven Burns was paid $51,600 and $58,000 in cash compensation for the years ended January 31, 2020 and January 31, 2019, respectively, for his additional services in that capacity.

We also reimburse all of our directors for reasonable expenses incurred to attend board of director or committee meetings.

The following Director Compensation Table sets forth the compensation of our directors for the fiscal years ending on January 31, 2020 and January 31, 2019.

Name and Principal Position (a)	Year (b)	Salary ($) (b)	Bonus ($) (b)	Stock Awards ($) (b)	Option Awards ($) (b)	Non-Equity Incentive Plan Compensation ($) (b)	All Other Compensation ($) (b)	Total ($) (b)
Director	2020	$51,600	$0	$0	$17,876	$0	$0	$69,876
Steven Burns (1)	2019	$58,000	$0	$0	$17,876	$0	$0	$75,876

Director	2020	$10,000	$0	$0	$17,876	$0	$0	$27,876
Alfred D’Agostino (2)	2019	$10,000	$0	$0	$17,876	$0	$0	$27,876

Director	2020	$10,000	$0	$0	$17,876	$0	$0	$27,876
Thomas Toto (3)	2019	$10,000	$0	$0	$17,876	$0	$0	$27,876

Director	2020	$10,000	$0	$0	$17,876	$0	$0	$27,876
Dean Janeway (4)	2019	$10,000	$0	$0	$17,876	$0	$0	$27,876

1.	Mr. Burns was appointed as a director of the Company on January 24, 2013.

2.	Mr. D’Agostino was appointed as a director of the Company on January 24, 2013.

3.	Mr. Toto was appointed as a director of the Company on January 24, 2013.

4.	Mr. Janeway was appointed as a director of the Company on January 24, 2013.

51

Employment Agreements

Carl Wolf

On March 5, 2012 MamaMancini’s entered into an Employment Agreement with Mr. Carl Wolf as Chief Executive Officer for a term of 3 years. Mr. Wolf’s employment agreement automatically renews for successive one-year terms, unless the Company gives written notice of non-renewal not less than six (6) months prior to an anniversary date or until terminated as set forth herein. Mr. Wolf’s employment agreement was renewed for a period of one year on March 5, 2020. As compensation for his services Mr. Wolf’s compensation was increased to $190,000 per year effective November 1, 2017. Such base salary is reviewed yearly with regard to possible increase. In addition, Mr. Wolf is eligible to receive an annual bonus as determined by the Board. As part of the agreement, Mr. Wolf is subject to confidentiality provisions regarding MamaMancini’s, and certain covenants not to compete. Mr. Wolf is also entitled to receive Termination Payments (as defined Section 11.1 of Mr. Wolf’s Employment Agreement) in the event his employment is terminated in conjunction with the following:

Reason for Termination	Payment to be Received
Death	Termination Payments (1)
Disability	Termination Payments plus 12 months Base Salary
Without Cause	Termination Payments plus lesser of 12 months Base Salary or remaining Initial Term of employment
For Cause	Termination Payments minus any yearly bonus

(1)	Termination Payment equals: (i) any unpaid Base Salary through the date of termination, (ii) any Bonus for the year in which such termination occurs prorated as of the date of termination, (iii) accrued and unpaid vacation pay for the year in which such termination occurs prorated as of the date of termination, (iv) any sums due under any of MamaMancini’s benefit plans, and (v) any unreimbursed expenses incurred by the Employee on MamaMancini’s behalf.

Matthew Brown

On March 5, 2012 MamaMancini’s entered into an employment agreement with Mr. Matthew Brown as President of MamaMancini’s for an initial term of 3 years. Mr. Brown’s employment agreement automatically renews for successive one-year terms, unless the Company gives written notice of non-renewal not less than six (6) months prior to an anniversary date or until terminated as set forth herein. Mr. Brown’s employment agreement was renewed for a period of one year on March 5, 2020. As compensation for his services, Mr. Brown receives a base salary of $186,000 per year. Such base salary is reviewed yearly with regard to possible increase. In addition, Mr. Brown is eligible to receive an annual bonus as determined by the Board. As part of the agreement, Mr. Brown is subject to confidentiality provisions regarding MamaMancini’s, and certain covenants not to compete. Mr. Brown is also entitled to receive Termination Payments (as defined in Section 11.1 of Mr. Brown’s Employment Agreement) in the event his employment is terminated in conjunction with the following:

Reason for Termination	Payment to be Received
Death	Termination Payments (1)
Disability	Termination Payments plus 12 months Base Salary
Without Cause	Termination Payments plus lesser of 12 months Base Salary or remaining Initial Term of employment
For Cause	Termination Payments minus any yearly bonus

(1)	Termination Payment equals: (i) any unpaid Base Salary through the date of termination, (ii) any Bonus for the year in which such termination occurs prorated as of the date of termination, (iii) accrued and unpaid vacation pay for the year in which such termination occurs prorated as of the date of termination, (iv) any sums due under any of MamaMancini’s benefit plans, and (v) any unreimbursed expenses incurred by the Employee on the MamaMancini’s behalf.

52

Lawrence Morgenstein

On April 1, 2018 MamaMancini’s entered into an employment agreement with Lawrence Morgenstein as Chief Financial Officer of MamaMancini’s for an initial term of one year. Unless terminated, Mr. Morgenstein’s employment agreement automatically renews for successive one-year terms. As compensation for his services, Mr. Morgenstein receives a base salary of $125,000 per year and is eligible for a year-end bonus of up to $25,000. Such base salary is reviewed yearly with regard to possible increase. In addition, Mr. Morgenstein is eligible to receive an annual bonus as determined by the Board. In addition, Mr. Morgenstein was initially granted an option to acquire 30,000 shares of Company Common Stock, vesting 7,500 shares per half year. As part of the agreement, Mr. Morgenstein is subject to confidentiality provisions regarding MamaMancini’s, and certain covenants not to compete.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

RELATED STOCKHOLDER MATTERS

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding shares of common stock as of February 10, 2021 and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly and the shareholders listed possess sole voting and investment power with respect to the shares shown.

Name of Beneficial Owner(1)	Shares		Percent (2)

Named Executive Officers and Directors
Carl Wolf	7,426,886	(3)	20.41%
Matthew Brown	5,589,181	(4)	15.65%
Lawrence Morgenstein	15,000	(5)	*
Steven Burns	1,509,643	(6)	4.21%
Alfred D’Agostino	994,501	(7)	2.77%
Thomas Toto	904,443	(8)	2.53%
Dean Janeway	449,336	(9)	1.25%
All executive officers and directors as a group (7 persons)	16,895,676		45.22	%(2)

*Less than 1%

(1)

Beneficial ownership is determined in accordance with Rule 13d-3(a) of the Exchange Act and generally includes voting or investment power with respect to securities. In determining beneficial ownership of our Common Stock, the number of shares shown includes shares which the beneficial owner may acquire upon exercise of debentures, warrants and options which may be acquired within 60 days. In determining the percent of Common Stock owned by a person or entity on February 10, 2021, (a) the numerator is the number of shares of the class beneficially owned by such person or entity, including shares which the beneficial ownership may acquire within 60 days of the conversion of debentures, warrants and options; and (b) the denominator is the sum of (i) the total shares of that class outstanding on February 10, 2021 (35,603,682 shares of Common Stock) and (ii) the total number of shares that the beneficial owner may acquire upon exercise of warrants and options. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of its shares. The address of each of the holders is 25 Branca Road, East Rutherford, NJ 07073.

(2)	Figures may not add up due to rounding of percentages.

(3)	The amount includes 6,170,356 shares held jointly with Ms. Marion F. Wolf and 482,455 shares held directly by Mr. Wolf. Ms. Wolf is the wife of Mr. Carl Wolf. Mr. Wolf maintains full voting control of such shares. Share total also includes 774,075 shares issuable on the exercise of Warrants.

53

(4)	5,253,675 of the shares are held jointly with Ms. Karen Wolf and 228,098 shares are held by Mr. Brown. Ms. Wolf is the wife of Mr. Matthew Brown. Mr. Brown maintains full voting control of such shares. Share total includes 107,408 shares issuable on the exercise of Warrants.

(5)	Includes portion of 22,500 stock options which are currently exercisable.

(6)	This amount includes 130,397 shares held by Steven Burns, 10,000 shares held by Milvia Burns, Mr. Burns’ wife and 1,136,839 shares held by Point Prospect, Inc., a corporation which is wholly-owned by Steven Burns. Share total also includes 107,407 shares issuable on the exercise of Warrants and options to purchase 125,000 shares of common stock.

(7)	This amount includes 126,938 shares directly held by Alfred D’Agostino, 635,156 shares held by Alfred D’Agostino Revocable Living Trust 11/6/2009, of which Alfred D’Agostino is the beneficial owner. Share total also includes 107,407 shares issuable on the exercise of Warrants and an option to purchase 125,000 shares of common stock.

(8)	This amount includes 679,443 held by Thomas Toto and 66,667 held by Thomas and Andrea Toto, for which Thomas Toto is the beneficial owner. Share total also includes 33,333 shares issuable on the exercise of Warrants and an option to purchase 125,000 shares of common stock.

(9)	This amount includes 201,035 shares held by Dean Janeway and 15,894 owned by Mary Janeway & Dean Janeway Jt Ten. Share total also includes 107,407 shares issuable on the exercise of Warrants and an option to purchase 125,000 shares of common stock.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS AND DIRECTOR INDEPENDENCE

Meatball Obsession, LLC

A current director of the Company is the chairman of the board and shareholder of Meatball Obsession LLC (“MO”).

For the years ended January 31, 2020 and 2019, the Company generated $53,984 and $106,596 in revenues from MO, respectively.

As of January 31, 2020 and January 31, 2019, the Company had a receivable of $1,604 and $57,374 due from MO, respectively.

WWS, Inc.

A current director of the Company is the president of WWS, Inc.

For the years ended January 31, 2020 and 2019, the Company recorded $48,000 and $48,000 in commission expense from WWS, Inc. generated sales, respectively.

Notes Payable – Related Party

During the year ended January 31, 2016, the Company received aggregate proceeds of $125,000 from notes payable with the CEO of the Company. The notes bear interest at a rate of 4% per annum and matured on December 31, 2016. The notes were subsequently extended until January 2024. As of January 31, 2020 and 2019, the outstanding principal balance of the notes was $109,844.

The Company received advances from the CEO of the Company which bear interest at 8%. The advances are due on January 2024. At January 31, 2020 and 2019, there was $400,000 of principal outstanding.

The Company received advances from an entity 100% owned by the CEO of the Company, which bear interest at 8%. The advances are due on January 2024. At January 31, 2020 and 2019, there was $132,000 of principal outstanding, respectively.

For the years ended January 31, 2020 and 2019, the Company recorded interest expense of $44,131 and $45,150, respectively, related to the above related party notes payable. As of January 31, 2020 and 2019, there was $2,863 and $48,141 of accrued interest on the above related party notes, respectively.

54

Director Independence

As of February 10, 2021, of our six (6) directors, Tom Toto, Alfred D’Agostino and Dean Janeway are considered “independent” in accordance with Rule 4200(a)(15) of the NASDAQ Marketplace Rules. The remaining three (3) directors are not considered “independent”. Therefore, fifty percent (50%) of the board is independent.

EXPERTS

Our financial statements for the fiscal years ended January 31, 2020 and January 31, 2019 along with the related consolidated statements of operations, stockholders’ equity and cash flows in this prospectus have been audited by Rosenberg Rich Baker Berman, P.A. of Somerset, New Jersey, independent registered public accounting firm, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Our filings are available to the public at the SEC’s web site at www.sec.gov. You may also read and copy any document with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

We have filed a registration statement on Form S-1 with the SEC under the Securities Act for the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the registration statement and its exhibits. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

The SEC allows the Company to “incorporate by reference” information into this Prospectus. This means that Stem can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this Prospectus and later information that the Company files with the SEC will automatically update and supersede the information included in this Prospectus. This document incorporates by reference the documents that are listed below that the Company has previously filed with the SEC, except to the extent that any information contained in such filings is deemed “furnished” in connection with SEC rules.

●	The Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020, filed with the SEC on April 23, 2020 and the Company’s Quarterly Reports on Form 10-Q filed on June 15, 2021, September 14, 2021 and December 14, 2021, respectively.

●	The Company’s Current Reports on Form 8-K, filed with the SEC on May 7, 2021 and June 17, 2021.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that Stem has “furnished” to but not “filed” with the SEC pursuant to the Exchange Act shall be incorporated by reference in this Prospectus.

The Company also incorporates by reference any documents that it may subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of this Prospectus and prior to the date of the Special Meeting or (ii) after the date of the initial registration statement and prior to the effectiveness of the registration statement, other than the portions of such documents not deemed to be filed.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus is deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company has supplied all the information contained in or incorporated by reference into this Prospectus relating to the Company.

You can obtain any of the documents incorporated by reference into this Prospectus from the Company or from the SEC through the SEC’s website at www.sec.gov. Documents incorporated by reference are available from the Company without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit into this Prospectus. You may request a copy of such documents by contacting the Company in writing or by telephone to the Company at the following addresses:

MamaMancini’s Holdings, Inc.

25 Branca Road

East Rutherford, NJ 07073

(201) 531-1212

INCORPORATION OF CERTAIN MATERIAL BY REFERENCE

See “Where You Can Find More Information”, above.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Securities and Exchange Commission’s Policy on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the company pursuant to any provisions contained in its Articles of Incorporation, Bylaws, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of registrant’s legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

FINANCIAL STATEMENTS

The SEC allows the Company to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document or by more recent information incorporated by reference into this document. The documents that are incorporated by reference contain important information about the companies, and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the SEC by the Company:

●	The Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020, filed with the SEC on April 23, 2020 and the Company’s Quarterly Reports on Form 10-Q filed on June 15, 2021, September 14, 2021 and December 14, 2021, respectively.

●	The Company’s Current Reports on Form 8-K, filed with the SEC on May 7, 2021 and June 17, 2021.

In addition, the Company is incorporating by reference (i) any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the initial registration statement on Form S-4 filed by Stem on December 28, 2020.

You may request copies of this Prospectus and any of the documents incorporated by reference herein or certain other information concerning the Company, without charge, upon written or oral request to the Company’s principal executive offices. The respective addresses and phone numbers of such principal executive offices are included in this Prospectus.

55

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in or incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this prospectus in connection with the offer made by this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any security other than the securities offered hereby, nor does it constitute an offer to sell or a solicitation of any offer to buy any of the shares offered by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

The date of this prospectus is February 18, 2021.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Although we will receive no proceeds from the sale of shares pursuant to this prospectus, we have agreed to bear the costs and expenses of the registration of the shares. Our expenses in connection with the issuance and distribution of the securities being registered are estimated as follows:

Nature of expense	Amount
SEC Registration fee	$1,179.26
Accounting fees and expenses	$5,000.00
Legal fees and expenses	$5,000.00
Printing expenses	$3,000.00
Miscellaneous	$1,000.00

TOTAL	$15,179.26

All amounts are estimates other than the Securities and Exchange Commission’s registration fee. We are paying all expenses of the offering listed above through advances to the Company by the Company’s founding shareholders. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

Pursuant to our Certificate of Incorporation and By-Laws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The prior discussion of indemnification in this paragraph is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or officers pursuant to the foregoing provisions. However, we are informed that, in the opinion of the Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

During the period between February 1, 2020 and December 10, 2020, the Company had the following transactions in its common stock:

On May 11, 2020, Spartan Capital Securities, LLC did a cashless exercise of an aggregate of 80,000 warrants to purchase common shares at a price of $1.00 per share. Given a $1.85 per share price at the date of exercise, the exercise netted Spartan 36,757 shares. The Company did not receive any proceeds on the exercise of these warrants.

In June 2020, two employees exercised a total of 12,000 options at an exercise price of $0.60 for aggregate proceeds of $7,200.

During the period from May 2020 through December 14, 2020, warrant holders exercised 2,933,398 warrants at $1.00 per share into 2,933,398 shares of common stock. The Company received aggregate proceeds of $2,933,398 upon exercise. In addition, during the period from October 2020 through December 14, 2020, warrant holders exercised 618,335 warrants at $1.50 per share into 618,335 shares of common stock. The Company received aggregate proceeds of $927,502 upon exercise.

The securities issued in the abovementioned transactions were issued in connection with private placements exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, pursuant to the terms of Section 4(2) of that Act and Rule 506 of Regulation D.

II-1

Item 16. Exhibits

Exhibit No.	Description
3.1(a)	Articles of Incorporation of MamaMancini’s Holdings, Inc. (previously filed on May 24, 2011)
3.1(b)	Certificate of Amendment to Certificate of Incorporation of MamaMancini’s Holdings, Inc. dated as of February 26, 2013 (previously filed on March 11, 2013)
3.2	Bylaws of MamaMancini’s Holdings, Inc. (previously filed on May 24, 2011)
5.1	Legal Opinion of Legal Robert Diener, Esq.
23.1	Legal Opinion of Legal Robert Diener, Esq. (included with Exhibit 5.1)
23.2	Consent of Independent Auditors

Item 17. Undertakings

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided however, that:

A. Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.	Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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4.	If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of East Rutherford in the State of New Jersey on the 18th day of February, 2021.

MamaMancini’s Holdings, Inc.
(Registrant)

By:	/s/ Carl Wolf
Carl Wolf
Chief Executive Officer, Chairman of the Board of Directors

Date	February 18, 2021

By:	/s/ Lawrence Morgenstein
Lawrence Morgenstein
Chief Financial Officer
(Principal Financial and Accounting Officer)

Date	February 18, 2021

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Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following person on behalf of the registrant and in the capacity and on the date indicated.

By:	/s/ Carl Wolf
Carl Wolf
Chief Executive Officer, Chairman of the Board of Directors

Date	February 18, 2021

By:	/s/ Matthew Brown
Matthew Brown
President, Director

Date	February 18, 2021

By:	/s/ Lawrence Morgenstein
Lawrence Morgenstein
Chief Financial Officer

Date	February 18, 2021

By:	/s/ Steven Burns
Steven Burns
Executive Vice President, Director

Date	February 18, 2021

By:	/s/ Alfred D’Agostino
Alfred D’Agostino
Director

Date	February 18, 2021

By:	/s/ Tom Toto
Tom Toto
Director

Date	February 18, 2021

/s/ Dean Janeway
Dean Janeway Director

Date	February 18, 2021

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EXHIBIT LIST

Exhibit No.	Description
3.1(a)	Articles of Incorporation of MamaMancini’s Holdings, Inc. (previously filed on May 24, 2011)
3.1(b)	Certificate of Amendment to Certificate of Incorporation of MamaMancini’s Holdings, Inc. dated as of February 26, 2013 (previously filed on March 11, 2013)
3.2	Bylaws of MamaMancini’s Holdings, Inc. (previously filed on May 24, 2011)
5.1	Legal Opinion of Legal Robert Diener, Esq.
23.1	Legal Opinion of Legal Robert Diener, Esq. (included with Exhibit 5.1)
23.2	Consent of Independent Auditors

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